SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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ROVI CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ROVI CORPORATION

2830 De La Cruz Boulevard

Santa Clara, California 95050

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON May 13, 2015

To Our Stockholders:

The annual meeting of stockholders of Rovi Corporation will be held at our corporate offices located at 2830 De La Cruz Boulevard, Santa Clara, California 95050 on May 13, 2015, beginning at 9:00 a.m., local time. Directions to the annual meeting can be found at www.rovicorp.com. We are holding the meeting to act on the following matters:

1)	Election of Directors. You will have the opportunity to elect seven members of the Board of Directors for a term of one year. The following seven persons are our nominees: Thomas Carson; Alan L. Earhart; N. Steven Lucas; Andrew K. Ludwick; James E. Meyer; James P. O’Shaughnessy and Ruthann Quindlen.

2)	Appointment of Independent Registered Public Accounting Firm. You will be asked to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015.

3)	Advisory Vote to Approve Named Executive Officer Compensation You will be asked for an advisory vote to approve named executive officer compensation.

4)	Other Business. We will also transact any other business that is properly raised at the meeting.

Please note that Engaged Capital Master Feeder I, LP (together with its affiliates and related parties, “Engaged Capital”) has notified us that it intends to nominate four nominees for election as directors to the Board of Directors at the annual meeting. You may receive solicitation materials from Engaged Capital, including a proxy statement and a white proxy card. We are not responsible for the accuracy of any information provided by or relating to Engaged Capital or its nominees contained in solicitation materials filed or disseminated by or on behalf of Engaged Capital or any other statements Engaged Capital may make.

AFTER DUE CONSIDERATION, OUR BOARD OF DIRECTORS DOES NOT ENDORSE ANY ENGAGED CAPITAL NOMINEES AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE ON THE BLUE PROXY CARD OR VOTING INSTRUCTION FORM “FOR ALL” OF THE NOMINEES PROPOSED BY OUR BOARD OF DIRECTORS. OUR BOARD OF DIRECTORS STRONGLY URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY ENGAGED CAPITAL. If you have previously submitted a white proxy card sent to you by Engaged Capital, you can revoke that proxy and vote for our Board of Directors’ nominees and on the other matters to be voted on at the annual meeting by using the enclosed BLUE proxy card. Only the latest validly executed proxy that you submit will be counted.

We cordially invite all stockholders to attend the annual meeting in person. If you were a stockholder as of the close of business on March 16, 2015, you are entitled to vote at the annual meeting. A list of stockholders eligible to vote at the annual meeting will be available for review during our regular business hours at our headquarters in Santa Clara for at least ten days prior to the meeting for any purpose related to the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting

to Be Held on May 13, 2015, beginning at 9:00 a.m., local time at our corporate offices located at 2830 De La Cruz Boulevard, Santa Clara, California 95050

The proxy statement and annual report to shareholders

are available at www.viewourmaterial.com/rovi.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas Carson, President & CEO

Dated: April 13, 2015

Santa Clara, California

YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the annual meeting, please make sure you vote so that your shares will be represented at the meeting. Our stockholders can vote over the Internet or by telephone as specified in the accompanying voting instructions or by completing and returning the BLUE proxy card. This will ensure the presence of a quorum at the annual meeting and save the expense and extra work of additional solicitation. Sending your BLUE proxy card will not prevent you from attending the meeting, revoking your proxy and voting your stock in person.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor at the telephone numbers or address set forth below:

MacKenzie Partners, Inc.

105 Madison Avenue, 17th Floor

New York, New York 10016

Email: proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)

Or

Call TOLL-FREE (800) 322-2885

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PROXY STATEMENT SUMMARY

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting Information

Time and Date:	9:00 a.m., local time, on Wednesday, May 13, 2015

Place:	Corporate offices located at 2830 De La Cruz Boulevard, Santa Clara, California 95050

Record Date:	March 16, 2015

Voting:

•    Stockholders as of the record date are entitled to vote

•    You can vote over the Internet or by telephone or by completing and returning the BLUE proxy card or, if you hold shares in a brokerage account in your broker’s name (in “street name”), a voting instruction form as supplied by your broker.

Attending the Annual Meeting:

•    In Person: The meeting starts at 9:00 a.m. local time. You will be required to present proof of identification and stock ownership in order to attend the meeting.

•    You do not need to attend the annual meeting to vote if you have submitted your proxy or otherwise voted your shares in advance of the meeting.

Annual Meeting Agenda and Voting Recommendations

Proposal	Board Voting Recommendation	Page Reference (for more detail)

Election of 7 directors	For each of our Board of Directors’ director nominees	8

Ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2015	For	13

Advisory resolution on named executive officer compensation	For	15

PROXY STATEMENT SUMMARY

Corporate Governance Highlights

Governance Matter	Summary Highlights	Page Reference (for more detail)

Board Independence	Independent nominees: 6 out of 7 Independent chairman: Andrew K. Ludwick Independent Board committees: All	16

Director Elections	Frequency: Annual Voting standard for uncontested elections: Majority of votes cast	8, 12

Meeting Attendance	All directors attended at least 75% of the total number of meetings of our Board and committees on which the director served in 2014	17

Evaluating and Improving Board Performance	Board evaluations: Annual Committee evaluations: Annual	18

Aligning Director and Stockholder Interests	Director stock ownership guidelines: Yes Director equity grants: Yes	51

Investor Outreach	We conduct regular outreach programs to solicit feedback from stockholders on our executive compensation programs and corporate governance. Following the 2014 say-on-pay vote, our compensation committee directed our management team to again gather specific feedback from our major stockholders regarding our executive compensation programs. Extensive engagement occurred in 2014, and our compensation committee responded to the feedback from stockholders in various actions implemented as to 2014 compensation and in its determination of our 2015 executive compensation program.	32

Specific Changes to Executive Compensation Programs in Response to Stockholder Feedback	In response to stockholder feedback after our 2014 say-on-pay vote, our Board made the following changes to our 2015 executive compensation program: • Changed our long-term performance-based awards to be based entirely on a three-year performance period; • Changed our long-term performance-based awards to be based upon the achievement of the following two factors, each weighted equally: (i) a three-year relative total stockholder return metric of percentile ranking against the S&P 400 Software & Services Index, and (ii) three-year revenue compound annual growth rate and margin targets.	32

PROXY STATEMENT SUMMARY

Governance Matter	Summary Highlights	Page Reference (for more detail)

•    Modified our peer group to remove companies whose revenues were greater than 1.2x ours and market capitalizations greater than 3x ours;

•    Amended our bonus plan to eliminate discretionary incentives for senior executives;

•    Adopted a clawback policy; and

•    Clarified measures and goals for all incentive plans in the proxy statement to show rigor of short-term and long-term incentive targets.

PROXY STATEMENT

ROVI CORPORATION

2830 De La Cruz Boulevard

Santa Clara, California 95050

PROXY STATEMENT

For the

Annual Meeting of Stockholders

To be held on May 13, 2015

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors (sometimes referred to as the “Board”) of Rovi Corporation (sometimes referred to as the “company” or “Rovi”) is soliciting your proxy for our 2015 annual meeting of stockholders (the “annual meeting” or “meeting”). The annual meeting will be held at our corporate offices located at 2830 De La Cruz Boulevard, Santa Clara, California 95050 on May 13, 2015, beginning at 9:00 a.m., local time. Our telephone number is (408) 562-8400. We intend to mail these proxy materials on or about April 13, 2015 to all stockholders of record entitled to vote at the annual meeting.

This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the annual meeting. Please read it carefully.

Why am I receiving these materials?

We have sent you these proxy materials because our Board of Directors is soliciting your proxy to vote at the 2015 annual meeting, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed BLUE proxy card, or follow the instructions below to submit your proxy over the telephone or through the Internet.

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the proposals described in this proxy statement. In addition, management will be available to discuss our performance and respond to questions from stockholders.

Who can vote at the annual meeting?

The Board of Directors set March 16, 2015 as the record date for the annual meeting. If you owned our common stock at the close of business on March 16, 2015, you may attend and vote at the annual meeting. You are entitled to one vote for each share of common stock that you held on the record date for all matters to be voted on at the annual meeting. As of the record date, 90,531,529 shares of common stock, representing the same number of votes, were outstanding.

What is the quorum requirement for the annual meeting?

A majority of our outstanding shares as of the record date must be present in person or represented by proxy at the meeting in order to hold the annual meeting and conduct business. This is

PROXY STATEMENT

called a quorum. Your shares are counted as present in person or represented by proxy at the annual meeting if you are present in person at the meeting or if you have properly submitted a proxy by telephone, Internet or mail. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present in person or represented by proxy at the annual meeting.

How do I vote?

Stockholders of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote in person at the 2015 annual meeting, vote by proxy using the enclosed BLUE proxy card, vote by proxy over the telephone or vote by proxy on the Internet. Whether or not you plan to attend the 2015 annual meeting, we urge you to vote by submitting your BLUE proxy to ensure that your vote is counted. You may still attend the 2015 annual meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the 2015 annual meeting and we will give you a ballot at the 2015 annual meeting. If you choose to attend the meeting in person, please bring proof of identification to the meeting.

•	To vote using the proxy card, simply complete, sign and date the enclosed BLUE proxy card and return it promptly in the envelope provided. If you return your signed BLUE proxy card to us before the 2015 annual meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-888-693-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed BLUE proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on May 12, 2015 to be counted.

•	To vote on the Internet, go to www.CESvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed BLUE proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on May 12, 2015 to be counted.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a BLUE proxy card and voting instructions with these proxy materials from that organization rather than directly from Rovi. Simply complete and mail the BLUE proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the 2015 annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

What should I do if I receive a white proxy card from Engaged Capital?

Engaged Capital has notified us that it intends to nominate four nominees for election as directors to the Board of Directors at the annual meeting in opposition to the nominees recommended by our Board of Directors. If Engaged Capital proceeds with its alternative nominations, you may receive proxy

PROXY STATEMENT

solicitation materials from Engaged Capital, including an opposition proxy statement and a white proxy card. We are not responsible for the accuracy of any information contained in any proxy solicitation materials used by Engaged Capital or any other statements that it may otherwise make.

Our Board of Directors does not endorse any Engaged Capital nominees and unanimously recommends that you disregard any proxy card or solicitation materials that may be sent to you by Engaged Capital. Voting to “ABSTAIN” with respect to any of Engaged Capital’s nominees on its white proxy card is not the same as voting for our Board of Director nominees because a vote to “ABSTAIN” with respect to any of Engaged Capital’s nominees on its white proxy card will revoke any proxy you previously submitted. If you have already voted using the white Engaged Capital proxy card, you have every right to change your vote (including any Internet or telephone vote) by following the instructions on the BLUE proxy card, or by completing and mailing the enclosed BLUE proxy card in the enclosed pre-paid envelope. Only the latest validly executed proxy that you submit will be counted — any proxy may be revoked at any time prior to its exercise at the annual meeting by following the instructions under “How can I change my vote after I return my proxy?” If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, MacKenzie Partners, Inc., toll free at (800) 322-2885 or collect at (212) 929-5500, or by email to proxy@mackenziepartners.com.

What does it mean if I receive more than one BLUE proxy card or voting instruction form?

It generally means your shares are registered differently or are in more than one account. Please provide voting instructions for each BLUE proxy card or, if you vote via the Internet or by telephone, vote once for each BLUE proxy card you receive to ensure that all of your shares are voted.

If Engaged Capital proceeds with its previously announced alternative director nominations, you will likely receive multiple mailings from Engaged Capital, and we will likely conduct multiple mailings prior to the date of the annual meeting so that stockholders have our latest proxy information and materials to vote. We will send you a new BLUE proxy card with each mailing, regardless of whether you have previously voted. Only the latest validly executed proxy you submit will be counted. If you wish to vote as recommended by our Board of Directors, you should only submit the BLUE proxy cards. Please see “What should I do if I receive a proxy card from Engaged Capital?” above for more information.

How can I change my vote after I return my proxy?

You may revoke your proxy (including any Internet or telephone vote) and change your vote at any time before the final vote at the meeting. You may do this by submitting a new proxy at a later date or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

If you have previously signed a white proxy card sent to you by Engaged Capital, you may change your vote (including any Internet or telephone vote) by following the instructions on your BLUE proxy card, or by completing and mailing the enclosed BLUE proxy card in the enclosed pre-paid envelope. Submitting a white proxy card sent to you by Engaged Capital will revoke votes you have previously made via our BLUE proxy card.

PROXY STATEMENT

Only the latest validly executed proxy that you submit will be counted.

What proposals are scheduled to be voted on at the annual meeting?

The following proposals are scheduled for a vote at the annual meeting:

•	Proposal No. 1: the election of each of the Board of Directors’ named nominees for director;

•	Proposal No. 2: the ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

•	Proposal No. 3: the advisory vote to approve named executive officer compensation.

Have other candidates been nominated for election as directors at the annual meeting in opposition to the Board of Directors’ nominees?

Engaged Capital has notified us that it intends to nominate four nominees for election as directors to the Board of Directors at the annual meeting. Our Board of Directors does not endorse any Engaged Capital nominees and unanimously recommends that you vote FOR all of the nominees proposed by our Board of Directors by using the BLUE proxy card accompanying this proxy statement.

Our Board of Directors strongly urges you not to sign or return any proxy card sent to you by Engaged Capital.

Will there be any other matters considered at the annual meeting?

We are unaware of any matter to be presented at the annual meeting other than the proposals discussed in this proxy statement. If other matters are properly presented at the annual meeting, then the persons named in the proxy will have authority to vote all properly executed proxies in accordance with their judgment on any such matter.

What vote is required for each proposal?

Election of Directors. You may vote “FOR” or “AGAINST” a nominee for our Board of Directors or “ABSTAIN” from voting as to a nominee. Our Bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections. Therefore, in an uncontested election, each nominee who receives a majority of the votes cast (the number of shares voted “for” the nominee exceeds the number of votes cast “against” that nominee) will be elected, assuming a quorum is present. In a contested election, however, directors are instead elected by a plurality of the votes cast, meaning that the seven nominees receiving the most votes would be elected. You may not vote your shares cumulatively or for a greater number of persons than the number of nominees named in this proxy statement. Abstentions and broker non-votes are not counted as votes cast and therefore will not have any effect on the outcome of this proposal.

Engaged Capital has notified us of its intent to nominate four nominees for election as directors at the annual meeting. If Engaged Capital proceeds with its alternative nominations, the election of directors would be considered a contested election. In the event Engaged Capital does not proceed with its nominations or withdraws its nominees on or prior to the day preceding the date the company first mails the proxy materials for the annual meeting to the company’s stockholders, the election of directors will not be contested.

PROXY STATEMENT

Ratification of Independent Registered Public Accounting Firm. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the ratification of our selection of Ernst & Young LLP as our independent registered public accounting firm. The affirmative vote of the majority of the shares present in person or represented by proxy at the meeting will be required for approval. Abstentions will have the same effect as if you voted against the proposal, and broker non-votes will not have any effect on the outcome of this proposal.

Advisory Vote to Approve Named Executive Officer Compensation. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the non-binding advisory vote on named executive officer compensation. Abstentions will have the same effect as if you voted against the proposal, and broker non-votes will not have any effect on the outcome of this proposal. While the results of this advisory vote are non-binding, our compensation committee will consider the outcome of the vote in deciding whether any actions are necessary to address the concerns raised by the vote and when making future compensation decisions for named executive officers.

All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you return a signed BLUE proxy card without indicating how your shares should be voted on a matter and do not revoke your proxy, the shares represented by your proxy will be voted as the Board of Directors recommends. If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the meeting.

What are the recommendations of the Board of Directors?

The recommendation of our Board of Directors is set forth together with the description of each proposal in this proxy statement. In summary, our Board of Directors recommends a vote FOR the election of each of the Board of Directors’ named nominees for director and FOR ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015. With respect to the advisory vote, our Board of Directors recommends a vote FOR the compensation of our named executive officers.

Our Board of Directors strongly urges you not to sign or return any proxy card sent to you by Engaged Capital.

Where can I find the voting results?

The preliminary voting results will be announced at the meeting. The final voting results will be reported in a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission (the “SEC”) within four business days after the meeting. If our final voting results are not available within four business days after the meeting, we will file a Current Report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the Current Report on Form 8-K within four business days after the final voting results are known to us.

BACKGROUND OF THE ENGAGED CAPITAL SOLICITATION

BACKGROUND OF THE ENGAGED CAPITAL SOLICITATION

On August 21, 2013, the company’s Chief Executive Officer met with representatives of Engaged Capital, including Mr. Glenn Welling, to discuss various operational matters of interest to Engaged Capital. Several subsequent discussions and meetings took place between October 2013 and April 2014, during which various company operational matters were discussed, including capital allocation strategy, along with matters relating to the company’s proxy solicitation in connection with its 2014 annual meeting of stockholders.

On June 2, 2014, the company received a letter from Engaged Capital regarding executive compensation programs. The company replied to such letter on June 16, 2014.

On June 10, 2014, a call took place between the company’s Chief Financial Officer and representatives of Engaged Capital, during which the company’s debt refinancing efforts and strategy were discussed.

In the third and fourth quarters of 2014, the Board of Directors began discussions about augmenting the Board of Directors with new members and began the process of determining the qualifications and skills desired for such new members. In discussions with Mr. Welling beginning in the third quarter, the company informed Mr. Welling that the company: (i) would be conducting an orderly search process to augment the Board of Directors, (ii) would define the attributes of additional directors that would best serve the company based on the company’s strategy, (iii) would engage an independent search firm to assist the company in the search process once the attributes of potential candidates were defined, and (iv) was open to considering nominees that Mr. Welling might suggest as part of that process. In December 2014, the company engaged an independent search firm to assist the company in its search for new directors.

On October 8, 2014, a meeting took place between the company’s Chief Executive Officer and Mr. Welling, during which the company’s cost initiatives, cloud-based platform, and upcoming big four intellectual property license renewals, along with the process for nomination of additional directors, were discussed.

During October 2014, Engaged Capital and the company held numerous discussions relating to the director nomination deadline with respect to the company’s 2015 annual meeting of stockholders, which resulted in the company agreeing to extend the deadline for receipt of stockholder nominations from November 14, 2014 until December 31, 2014 as reported on the company’s Current Report on Form 8-K filed with the SEC on November 7, 2014.

On November 21, 2014, a call took place between the company’s Chairman, Executive Vice President of Human Resources and the chair of the compensation committee of the Board of Directors, and Mr. Welling and Chris Hetrick of Engaged Capital, regarding executive compensation matters and actions Mr. Welling felt the company should consider with respect to 2015 compensation decisions.

On December 3, 2014, a call took place between the company’s Chief Executive Officer and Mr. Welling, during which various company operational matters, including the status of the search process for potential additional Board of Directors candidates, were discussed.

On December 16, 2014, the company’s Chief Financial Officer received an email from Engaged Capital regarding the company’s long term incentive compensation structure.

BACKGROUND OF THE ENGAGED CAPITAL SOLICITATION

On December 29, 2014, the company received a letter from Engaged Capital stating its intention to nominate four directors, David Lockwood, Raghavendra Rau, Philip A. Vachon and Glenn W. Welling, for election at the annual meeting.

On January 7, 2015, the company’s Chief Executive Officer met with Mr. Welling during the company’s Investor Day event, discussing various company operational matters, including the search process for potential additional Board of Directors candidates.

On January 22, 2015, the company’s Executive Vice President of Human Resources and Mr. Welling met by phone to discuss Board of Directors candidate profiles, the company’s current list of potential candidates that were being evaluated by the independent search firm, and the factors against which the company was evaluating candidates.

On February 13, 2015, a call took place between the company’s Chairman and Mr. Welling to discuss Engaged Capital’s intentions regarding its director nominees.

On February 14, 2015, an Engaged Capital candidate that had been scheduled to be interviewed on February 17, 2015 as part of the company’s search process informed the company that he had been instructed to withdraw from such interview.

During the remainder of February and through March 2015, the nominating and governance committee members, along with various members of the Board of Directors, met with prospective candidates as part of the company’s search process.

On March 20, 2015, the nominating and governance committee of the Board of the Directors finalized its recommendation of company nominees for election to the Board of Directors at the annual meeting.

Between March 20 and early April, the company’s advisors had various discussions with Engaged Capital about its position and its desire to amicably settle this matter.

During the first two weeks of April, the company continued settlement discussions with Engaged Capital and on April 7, 2015, Mr. Carson reached out to speak with Mr. Welling directly in an attempt to resolve this matter on terms that would benefit all of our stockholders. On April 8, 2015, the company provided Engaged Capital a draft of a settlement agreement which contained the terms upon which the company would amicably resolve this contest with Engaged Capital.

On April 9, 2015, Mr. Welling declined the company’s offer.

PROPOSAL 1: ELECTION OF DIRECTORS

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven members, a majority of whom are “independent” under applicable rules of the SEC. Our Bylaws provide that our Board of Directors shall have not less than five members, with the exact number of directors to be fixed from time to time by the Board of Directors. Pursuant to our Bylaws, the Board of Directors has fixed the authorized number of directors at seven.

The corporate governance and nominating committee seeks to assemble a Board of Directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the company’s business. To that end, the committee has identified and evaluated nominees in the broader context of the Board of Directors’ overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the corporate governance and nominating committee views as critical to effective functioning of the Board of Directors. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the committee to recommend that person as a nominee. Each corporate governance and nominating committee member may have a variety of reasons, however, for believing that a particular person would be an appropriate nominee for the Board of Directors, and these views may differ from the views of other members. Each of the nominees listed below is currently a director of the company who was previously elected by the stockholders, except for Mr. Lucas. Our Board of Directors elected Mr. Lucas to the Board of Directors in March, 2015 upon recommendation of our nominating and corporate governance committee, based on its review of his experience and qualifications. Mr. Lucas was initially identified to our nominating and corporate governance committee by a search firm and as a result of an extensive external nomination process.

Based on the above, our corporate governance and nominating committee has recommended the seven individuals listed below to stand for election at the annual meeting of stockholders this year and our Board of Directors has approved the nomination of these seven directors to stand for election. Each director will be elected to serve until the next annual meeting of stockholders, or until a successor is duly elected and qualified or until the director’s earlier death, resignation or removal. Each nominee for director below has consented to be named in this proxy statement and has agreed to serve as a director if elected by the stockholders. If any nominee named in this proxy statement should become unable to serve or for good cause will not serve as a director prior to the meeting, our Board of Directors may designate a substitute nominee to fill the vacancy and proxies will be voted for that substitute nominee. If any such substitute nominee(s) are designated, we will file an amended proxy statement and BLUE proxy card that, as applicable, identifies the substitute nominee(s), discloses that such nominee(s) have consented to being named in the revised proxy statement and to serve if elected, and includes biographical and other information about such nominee(s) as required by the rules of the SEC.

There are no family relationships among our executive officers, directors and nominees for director.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for Director

You are being asked to vote on the seven director nominees listed below. Unless otherwise instructed, the proxy holders will vote the proxies received by them for these seven nominees. All of our nominees for director are current members of our Board of Directors. The names of the director nominees, their ages as of March 16, 2015 and other information about them are shown below.

Name of Director Nominee	Age	Director Since*	Position
Thomas Carson	55	2011	Director; President and Chief Executive Officer
Andrew K. Ludwick	69	2006	Chairman of the Board; Independent Director
Alan L. Earhart	71	2008	Independent Director
N. Steven Lucas	42	2015	Independent Director
James E. Meyer	60	1997	Independent Director
James P. O’Shaughnessy	68	2004	Independent Director
Ruthann Quindlen	60	2004	Independent Director

* The “Director Since” column above denotes the year in which such member joined as a director of Rovi Corporation or one of its subsidiaries, Rovi Solutions Corporation (formerly Macrovision Corporation) or Rovi Guides Corporation (formerly Gemstar-TV Guide International, Inc. (“Gemstar”)).

Thomas Carson.

•    Mr. Carson has served as our President and Chief Executive Officer and a member of our Board of Directors since December 2011.

•    Mr. Carson previously was Executive Vice President, Worldwide Sales & Marketing since May 2008 when the acquisition of Gemstar-TV Guide International by the company was completed.

•    From April 2006 to May 2008, Mr. Carson served in various capacities at Gemstar, including President of the North American IPG business and President for North American CE business.

•    Prior to joining Gemstar, Mr. Carson held various executive positions at Thomson Multimedia Corporation (“Thomson”), including Executive Vice President of Operational Efficiency programs, Executive Vice President, Global Sales and Services and Executive Vice President of Patents & Licensing.

Qualifications: Mr. Carson holds a B.S. in business administration and an MBA from Villanova University. We believe Mr. Carson is qualified to sit on our Board of Directors as he is our President and Chief Executive Officer.

Age: 55

Director since: 2011

Andrew K. Ludwick.

•    Mr. Ludwick has served as our Chairman of the Board of Directors since May 2008.

•    Mr. Ludwick has been a private investor since November 1997.

•    Mr. Ludwick served as Chief Executive Officer of Bay Networks, a networking company, from September 1995 to October 1997.

•    From July 1985 to September 1995, Mr. Ludwick was founder, President and Chief Executive Officer of SynOptics, a networking company.

Qualifications: Mr. Ludwick holds a B.A. from Harvard College and an M.B.A. from Harvard Business School. Mr. Ludwick has served on the Board of Directors of Zebra Technologies Corporation, a provider of on-demand printing solutions, since 2008. We believe Mr. Ludwick’s experience as the former chief executive officer of two large public technology companies provides our Board of Directors with invaluable industry, technology and operational insight.

Age: 69

Director since: 2006

PROPOSAL 1: ELECTION OF DIRECTORS

Alan L. Earhart.

•    Mr. Earhart retired as partner of PricewaterhouseCoopers LLP, an accounting and consulting firm, in 2001. At the time of his retirement, he served as Managing Partner for PricewaterhouseCoopers’ Silicon Valley office.

•    From 1970 to 2001, Mr. Earhart held a variety of positions with Coopers & Lybrand and its successor entity, PricewaterhouseCoopers LLP.

Qualifications: Mr. Earhart holds a B.S. degree in accounting from the University of Oregon. Mr. Earhart currently serves on the Board of Directors of NetApp, a computer storage and data management company, and Brocade Communications Systems Inc., a data center networking solution company. From his experience as a partner at a major accounting firm, we believe Mr. Earhart has extensive knowledge of accounting issues and valuable experience dealing with accounting principles and financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of publicly-reporting companies, as well as technology industry insight.

Age: 71

Director since: 2008

N. Steven Lucas.

•    Mr. Lucas has served as President of SAP’s Platform Solutions organization since January 2013 and leads go-to-market, product marketing and strategy for SAP’s Analytics, Database, Cloud Platform and ‘Internet of Things’ products.

•    From January 2012 to July 2013, Mr. Lucas served as Executive Vice President of Business Analytics, Database and Technology of SAP, where he led the mobile, analytics, database, middleware and big data organizations.

•    Mr. Lucas served as Global General Manager and Senior Executive for SAP Business Analytics and Technology organization from January 2011 to January 2012, where his responsibilities included strategy and go-to-market activities across sales, marketing and product management lines of business.

•    From August 2009 to January 2011, Mr. Lucas served as Senior Vice President of SAP Business Objects, North America, where he oversaw sales of software for data integration and management.

•    Over the course of his 20+ year career in enterprise software, Mr. Lucas has held senior executive roles at a number of leading enterprise, cloud and analytics technology companies, including Senior Vice President of Force.com at Salesforce.com.

•    Mr. Lucas has also co-chaired various government oriented technology leadership initiatives, including the TechAmerica BigData committee.

Qualifications: Mr. Lucas holds a B.S. in Business from the University of Colorado. Mr. Lucas currently serves on the Board of Directors of SendGrid, Inc., a privately-held internet email infrastructure technology company. Given his 20+ years of experience in the analytics and technology industry, we believe Mr. Lucas has valuable expertise in general management operations, research and development, and enterprise sales, and provides technology and operational insight to our Board of Directors.

Age: 42

Director since: 2015

PROPOSAL 1: ELECTION OF DIRECTORS

James E. Meyer.

•    Mr. Meyer has served as Chief Executive Officer of Sirius XM Radio since December 2012.

•    Mr. Meyer served as President of Operations and Sales of Sirius Satellite Radio from April 2004 to December 2012.

•    From 1997 to 2002, Mr. Meyer served in various capacities at Thomson.

•    Mr. Meyer served as a member of the Board of Directors of Gemstar from 1997 until May 2008.

Qualifications: Mr. Meyer holds a B.S. in economics and an MBA from St. Bonaventure University. With his years of managerial experience, both at Sirius and Thomson, we believe Mr. Meyer brings to our Board of Directors demonstrated management ability at senior levels and critical industry, technology and operational insights.

Age: 60

Director since: 1997

James P. O’Shaughnessy.

•    Mr. O’Shaughnessy has conducted a consulting practice in the field of intangible asset management since 2004.

•    Through such consulting practice, Mr. O’Shaughnessy served as Chief Intellectual Property Counsel of HarQuen, Inc., a private company focused on voice technology solutions, from 2011 to 2012.

•    From 1996 to 2004, Mr. O’Shaughnessy served as Vice President and Chief Intellectual Property Counsel at Rockwell Automation, a company dedicated to industrial automation and information, and its predecessor, Rockwell International Corp, a multinational conglomerate having major interests in high technology industries.

•    Mr. O’Shaughnessy served as a member of the Board of Directors of Gemstar from 2004 until May 2008.

Qualifications: Mr. O’Shaughnessy holds a B.S. in materials engineering from Rensselaer Polytechnic Institute and a J.D. from Georgetown University Law Center. We believe Mr. O’Shaughnessy’s experience in the field of patent law is integral to the company and its business and helps provide strategic guidance to the company and the Board of Directors.

Age: 68

Director since: 2004

Ruthann Quindlen.

•    Ms. Quindlen has served as a Managing Member in Fund VIII of IVP (Institutional Venture Partners), an early stage Silicon Valley venture capital firm, from April 1998 to the present. Ms. Quindlen served as a General Partner in Funds VI and VII of IVP from September 1993 to December 2013.

•    From July 1983 to May 1993, Ms. Quindlen served as a Managing Director at Alex Brown & Sons, and led the IPOs of many prominent software companies including Microsoft and Electronic Arts as well as leading data analytics companies such as Epsilon.

•    Since April 2014, Ms. Quindlen has served as a Venture Advisor to SRI (Stanford Research Institute). Ms. Quindlen has also served as a Board Advisor to two early-stage new media companies since April 2014.

•    Ms. Quindlen served as a member of the Board of Directors of Gemstar from October 2004 until May 2008.

Qualifications: Ms. Quindlen holds a B.S. in Foreign Service from Georgetown University and an MBA from the Wharton School of the University of Pennsylvania. Ms. Quindlen has years of experience investing in and advising software, analytics and new media companies in a variety of roles, including early stage venture capitalist, investment banker and Wall Street analyst. We believe Ms. Quindlen’s breadth of software and analytics investment and advisory experience provides for a unique perspective, which helps contribute to the Board of Directors’ effectiveness as a whole.

Age: 60

Director since: 2004

PROPOSAL 1: ELECTION OF DIRECTORS

Required Vote and Board Recommendation

Our Bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections. Therefore, in an uncontested election, each nominee who receives a majority of the votes cast (the number of shares voted “for” the nominee exceeds the number of votes cast “against” that nominee) will be elected, assuming a quorum is present. In a contested election, however, directors are instead elected by a plurality of the votes cast, meaning that the seven nominees receiving the most votes would be elected. You may vote “for” a nominee for our Board of Directors, you may vote “against” a nominee, or you may “abstain” from voting as to a nominee. You may give each candidate one vote for each share you held on the record date. You may not vote your shares cumulatively or for a greater number of persons than the number of nominees named in this proxy statement. Abstentions and broker non-votes are not counted as votes cast and therefore will not have any effect on the outcome of this Proposal.

Engaged Capital has notified us of its intent to nominate four nominees for election as directors at the annual meeting. If Engaged Capital proceeds with its alternative nominations, the election of directors would be considered a contested election. In the event Engaged Capital does not proceed with its intended nominations or withdraws its nominees on or prior to the day preceding the date the company first mails the notice for the annual meeting to the company’s stockholders, the election of directors will not be contested.

Our Board of Directors does not endorse any Engaged Capital nominees and urges you not to sign or return any proxy card that may be sent to you by Engaged Capital. Voting to “ABSTAIN” with respect to any of Engaged Capital’s nominees on its white proxy card is not the same as voting for our Board of Directors’ nominees because a vote to “ABSTAIN” with respect to any of Engaged Capital’s nominees on its white proxy card will revoke any proxy you previously submitted. If you have already voted using the white Engaged Capital proxy card, you have every right to change your vote by voting (including any Internet or telephone vote) by following the instructions on the BLUE proxy card, or by completing and mailing the enclosed BLUE proxy card in the enclosed pre-paid envelope. Only the latest validly executed proxy that you submit will be counted—any proxy may be revoked at any time prior to its exercise at the annual meeting by following the instructions under “How can I change my vote after I return my proxy?” If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, MacKenzie Partners, Inc., toll free at (800) 322-2885 or collect at (212) 929-5500, or by email to proxy@mackenziepartners.com.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

“FOR” THE ELECTION OF EACH OF THE BOARD OF DIRECTORS’ NOMINATED DIRECTORS.

PROPOSAL 2: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 2: RATIFICATION OF THE SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has selected Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for the year ending December 31, 2015. You are being asked to ratify this selection. In the event that the stockholders do not approve the selection of Ernst & Young, our audit committee will reconsider the appointment of the independent registered public accounting firm. Our audit committee has the authority to change our independent registered public accounting firm at any time, even if the stockholders ratify the selection of Ernst & Young.

Ernst & Young, who performed our audit services for fiscal year 2014, including an examination of the consolidated financial statements and services related to filings with the SEC, has served as our independent registered public accounting firm since June 5, 2008. Ernst & Young performed all of its services in 2014 at customary rates and terms. The audit reports of Ernst & Young on the consolidated financial statements of the company and subsidiaries as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

We expect that one or more representatives of Ernst & Young will be present in person or by telephone at the meeting, will be able to make a statement if they wish to do so, and will be able to respond to appropriate questions from the stockholders present at the meeting.

Principal Independent Registered Public Accounting Firm Fees and Services

The following table presents fees for professional audit services rendered by Ernst & Young for the audit of our annual financial statements for 2014 and 2013, and fees billed for other services rendered by Ernst & Young during 2014 and 2013.

Type of Fees	Fees for Fiscal 2014	Fees for Fiscal 2013
Audit Fees (1)	$1,868,779	$1,863,154
Audit-Related Fees(2)	-	$64,115
Tax Fees (3)	$34,012	$152,467
All Other Fees (4)	$2,000	$5,817

Total Fees	$1,904,791	$2,085,553

(1)	Audit Fees consist of fees for: professional services rendered for the audit of our consolidated financial statements included in our annual report and the review of our interim financial statements included in our quarterly reports; statutory audits of our subsidiaries; services provided in connection with the audit of our internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002; and services that are normally provided by Ernst & Young in connection with regulatory filings or engagements.

(2)	Audit-Related Fees for 2013 consist of fees paid for due diligence on potential acquisitions.

(3)	Tax Fees consist of fees for tax compliance and tax advice.

(4)	Other fees in 2014 consist of fees paid for the Ernst & Young online accounting research tool. Other fees in 2013 consist of fees paid for training and the Ernst & Young online accounting research tool.

PROPOSAL 2: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

All the fees described above were approved by our audit committee.

The audit committee must pre-approve, except as provided below, all audit related services and non-audit services provided by our independent registered public accounting firm. However, for de minimus audit related services or permitted non-audit services, the audit committee may approve such services after the fact if the following conditions are met:

•	the aggregate amount of all such services provided constitutes no more than 5% of the total amount of fees paid by us to our accounting firm during the fiscal year in which the services are provided;

•	such services were not recognized by us at the time of engagement as being audit related or non-audit related services; and

•	such services are promptly brought to the attention of the audit committee and approved by the audit committee prior to completion of the annual audit.

In making its recommendation to ratify the appointment of Ernst & Young as our independent registered public accounting firm for 2015, the audit committee has determined that all such services rendered by the independent registered public accounting firm are permissible under applicable laws and regulations, and during 2014, were pre-approved by the audit committee in accordance with the audit committee pre-approval policy that is attached as an exhibit to our audit committee charter. A copy of our audit committee charter and the pre-approval policy is on file with the SEC and is available on our website at www.rovicorp.com.

The audit committee has determined the services provided by Ernst & Young are compatible with maintaining the independence of Ernst & Young.

Required Vote and Board Recommendation

Stockholder ratification of our selection of Ernst & Young as our independent registered public accounting firm requires the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE

RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

At our 2011 Annual Meeting of Stockholders, the stockholders indicated their preference that the company solicit a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay vote,” every year. We have adopted a policy that is consistent with that preference. In accordance with that policy and as required pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), this year, we are again asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

Our compensation committee, which is responsible for designing and administering the company’s executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects company performance, job complexity, and strategic value of the position while ensuring long-term retention and motivation and alignment with the long-term interests of the company’s stockholders. We believe the compensation program for the named executive officers has been instrumental in helping the company achieve strong corporate performance in the challenging macroeconomic environment over the past few years. We encourage you to carefully review the section entitled “Compensation Discussion and Analysis” contained in this proxy statement for additional details on the company’s executive compensation, including the company’s compensation philosophy and objectives, as well as the reasons and processes for how our compensation committee determined the structure and amounts of the 2014 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s proxy statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the related compensation tables and the narrative disclosure to such tables.”

Adoption of this resolution will require the affirmative vote of the majority of the shares of common stock represented in person or by proxy at the meeting. Abstentions will have the same effect as if you voted against the proposal, and broker non-votes will not have any effect on the outcome of this proposal.

The results of this advisory vote are not binding upon the company. However, our compensation committee values the opinions expressed by stockholders in their vote, and will consider the outcome of the vote in deciding whether any actions are necessary to address concerns raised by the vote and when making future compensation decisions for named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 3.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Board Leadership Structure and Risk Oversight

Board Leadership Structure. We separate the roles of chief executive officer and Chairman of the Board of Directors in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction for the company and the day-to-day leadership and performance of the company, while the Chairman of the Board of Directors provides guidance to the chief executive officer and sets the agenda for Board meetings and presides over meetings of the full Board. We also believe that separation of the positions reinforces the independence of the Board of Directors in its oversight of the business and affairs of the company, and creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board of Directors to monitor whether management’s actions are in the best interests of the company and its stockholders. Mr. Ludwick, our Chairman of the Board of Directors, is “independent” and presides at all executive sessions of “non-management” directors.

Risk Oversight. The Board’s role in the company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board of Directors (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports to enable it to understand our risk identification, risk management and risk mitigation strategies. The company’s compensation committee is responsible for overseeing the management of risks relating to the company’s executive compensation plans and arrangements. The audit committee oversees management of financial risks. The corporate governance and nominating committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed of such risks through committee reports at the Board of Directors meeting following a given committee meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

The company has a formal compliance program, which includes a risk management committee comprised of key operational, financial and legal personnel who regularly assess risks to the company. In addition to the company’s formal compliance program, the Board of Directors encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations. The company’s risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the company. As a result, the Board of Directors (and its committees) periodically asks the company’s executives to discuss the most likely sources of material future risks and how the company is addressing any significant potential vulnerability.

Independence of Directors

As required by the NASDAQ listing standards, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Board consults with our legal counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Consistent with these considerations, after review of all relevant transactions and relationships between each director, any of his or her family members, and the company, our executive officers and our independent registered public accounting firm, the Board has affirmatively determined that a majority of our Board is comprised of independent directors. Our independent directors are: Alan L. Earhart; N. Steven Lucas; Andrew K. Ludwick; James E. Meyer; James P. O’Shaughnessy and Ruthann Quindlen.

Mr. Carson, the company’s President and Chief Executive Officer, is not an independent director by virtue of his employment with the company.

Meetings of the Board and Committees

Name	Board of Directors	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Thomas Carson	✓
Andrew K. Ludwick (1)	Chair	✓	✓	Chair
Alan L. Earhart (1)(2)	✓	Chair
N. Steven Lucas(3)	✓
James E. Meyer (1)	✓		✓	✓
James P. O’Shaughnessy (1)	✓		Chair
Ruthann Quindlen (1)	✓	✓
Total # of Meetings in 2014	6	4	5	4
Total # of Actions by Written Consent in 2014	6	3	10	--

(1)	Director meets the standard of independence required by SEC Rules and Regulations and listing standards of NASDAQ.
(2)	Director is “Audit Committee Financial Expert” as defined by SEC Rules and Regulations and also meets NASDAQ’s professional experience requirements.
(3)	Director was appointed to the Board of Directors in 2015.

Board of Directors

Each director who served on the Board during 2014 attended at least 75% of the aggregate of: (i) the total number of meetings of our Board of Directors that were held in 2014 and (ii) the total number of all meetings of the committees of our Board of Directors on which he or she served. As part of each regularly scheduled Board meeting, the independent members of our Board of Directors hold a separate meeting that non-independent directors and other members of management do not attend. Although we do not have a formal policy regarding attendance by members of the Board of Directors at the annual meeting of stockholders, we encourage directors to attend. Last year, all of the members of our Board of Directors then serving attended the annual meeting in person or by teleconference.

Our Board of Directors has an audit committee, a compensation committee and a corporate governance and nominating committee. Our Board of Directors has adopted charters governing the duties and responsibilities of each of these committees and a copy of each such charter is available on our website at www.rovicorp.com.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Audit Committee

The principal function of the audit committee is to assist our Board of Directors in its oversight responsibilities relating to our financial accounting, reporting and controls. The audit committee monitors and evaluates periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by our financial and senior management and our independent registered public accounting firm; is responsible for the appointment, compensation and monitoring of the work of our independent registered public accounting firm; reviews and evaluates the qualifications, independence and performance of our independent registered public accounting firm; monitors our compliance with legal and regulatory requirements; monitors the performance of our internal audit function; and facilitates communication among our independent registered public accounting firm, our financial and senior management and our Board of Directors.

Compensation Committee

The principal functions of the compensation committee are to review and approve our incentive compensation programs for all executive-level direct reports of the chief executive officer and review and recommend the annual compensation for the chief executive officer to the Board of Directors for approval. The compensation committee reviews and approves all compensation (including the adjustment of base salary each year) and all bonus and other incentive compensation programs for our executive-level officers (other than our chief executive officer), and authorizes all awards to our executive-level officers under those programs. The compensation committee also approves any employment severance or termination arrangement with any executive-level officer (other than our chief executive officer). All decisions regarding the compensation of our chief executive officer are reviewed by the compensation committee, which then recommends such compensation to the full Board of Directors for approval. The chief executive officer abstains from voting on approval of his own compensation and such approval is made by the remaining members of the Board of Directors, all of whom are “independent” under applicable rules of the SEC.

The compensation committee meets with our chief executive officer and other internal personnel responsible for compensation analysis for the company prior to the beginning of each fiscal year to plan, and meets several times during the first quarter of each year to discuss, the incentive compensation programs to be effective for that fiscal year. The agenda for each compensation committee meeting is determined by the chairman of our compensation committee. The compensation committee may delegate to subcommittees any power and authority of the compensation committee, and such subcommittees have the sole authority to assist the compensation committee in carrying out its responsibilities, including the sole authority to approve any consultant fees.

Corporate Governance and Nominating Committee

The principal functions of the corporate governance and nominating committee are to advise and make recommendations to our Board of Directors on matters concerning corporate governance, review potential or actual conflicts of interest involving members of our Board of Directors, help identify, evaluate and recruit candidates to fill vacancies on our Board of Directors, identify the nominees for election to our Board of Directors at the annual meeting of stockholders and oversee the annual evaluation of members of and performance of our Board of Directors and Board committees.

Compensation Committee Interlocks and Insider Participation

James P. O’Shaughnessy served as a member of our compensation committee since May 2008. Andrew K. Ludwick has served as a member of our compensation committee since May 2010.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

James Meyer has served as a member of our compensation committee since May 2011. None of the members of the compensation committee during 2014 had any interlocking relationship as defined by the SEC.

Corporate Governance Materials

Code of Conduct. In February 2004, we adopted our Code of Personal and Business Conduct and Ethics (the “Code of Conduct”) as required by applicable securities laws, rules of the SEC and the listing standards of NASDAQ. The Code of Conduct applies to all of our directors and employees, including the principal executive officer, principal financial officer and principal accounting officer. A copy of such Code of Conduct was filed as an Exhibit to our Annual Report on Form 10-K for the year ended December 31, 2003 and is available on our website at www.rovicorp.com. If we make any substantive amendments to the Code of Conduct or grant any waiver, including an implicit waiver, from a provision of the Code of Conduct to our principal executive officer, principal financial officer or principal accounting officer, we will disclose the nature of such amendment or waiver on our website at www.rovicorp.com or in a Current Report on Form 8-K that will be publicly filed.

Corporate Governance Guidelines and Committee Charters. Our Corporate Governance Guidelines are designed to assist the Board of Directors in following corporate practices that serve the best interest of the company and its stockholders. Our Corporate Governance Guidelines are available at our website at www.rovicorp.com.

Director Nomination Process

Director Qualifications

The corporate governance and nominating committee reviews, evaluates and proposes prospective candidates for our Board of Directors. Each member of our Board of Directors must have broad experience and business acumen, a record of professional accomplishment in his or her field, and demonstrated honesty and integrity consistent with our values. In evaluating director nominees, the corporate governance and nominating committee considers a variety of factors, including the appropriate size of the Board of Directors, our needs with respect to the particular talents and experience of the directors, the nominee’s experience and understanding of our business and industry, familiarity with national and international business matters, strategic thinking and willingness to share ideas, network of contacts, experience with accounting rules and practices, and diversity of professional expertise and experience beneficial to the achievement of our strategic goals. The corporate governance and nominating committee may also consider such other factors as it may deem are in the best interests of our company and our stockholders. The corporate governance and nominating committee understands that it is necessary for at least one, and preferably for several, members of the Board of Directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules and for a majority of the members of the Board of Directors to meet the definition of “independent director” under the listing standards of NASDAQ.

Diversity Consideration

While there is no formal policy with respect to diversity, the company believes that it is essential that members of the Board of Directors represent diverse viewpoints. The corporate governance and nominating seeks to create a Board of Directors that is strong in its collective knowledge and has a diversity of viewpoints, skills and experience with respect to management and leadership, vision and strategy, business operations, business judgment, industry knowledge, accounting and finance, legal and intellectual property, corporate governance and global markets. When the committee reviews a potential

INFORMATION ABOUT OUR BOARD OF DIRECTORS

new candidate, the committee looks specifically at the candidate’s qualifications in light of the needs of the Board of Directors and the company at that time, given the then current mix of director attributes, and ensures that diversity considerations are discussed.

Identifying Nominees

The corporate governance and nominating committee identifies nominees by first identifying the desired skills and experience of a new nominee based on the qualifications discussed above. The corporate governance and nominating committee may identify potential nominees based upon suggestions by non-employee members of the Board of Directors, senior level executives, individuals personally known to the members of the Board of Directors, third-party search firms and/or stockholders, and evaluate those persons on its own. The corporate governance and nominating committee does not evaluate proposed nominees differently depending upon who has made the proposal. In 2014, we engaged a third party search firm to assist us in a search for potential additional members of our Board of Directors, and we retained that firm for $180,000 in 2014 for its work.

Stockholder Nominations

In identifying nominees for our Board of Directors, the corporate governance and nominating committee will consider any stockholder recommendations for candidates to serve on the Board of Directors. If a stockholder wishes to nominate a candidate to serve on our Board of Directors, the stockholder should follow the procedures as set forth in our bylaws. Any notice of director nomination must meet all the requirements contained in our bylaws and include other information required pursuant to Regulation 14A of the Exchange Act, including the nominee’s consent to serve as a director and evidence of the nominating stockholder’s ownership of our stock. If a stockholder wishes to suggest a candidate for consideration by the corporate governance and nominating committee, the stockholder should provide comparable information to the corporate governance and nominating committee with a request that the committee consider the candidate for nomination. To assure time for meaningful consideration by the corporate governance and nominating committee, any such notice should be sent to Rovi Corporation, Attention: Corporate Secretary, 2830 De La Cruz Boulevard, Santa Clara, California 95050 on or before the date on which stockholder proposals to be included in the proxy statement for a given stockholder meeting must be received by us.

Communications with the Board

Stockholders may send communications to the Board of Directors or individual members of the Board by submitting one or more letters in sealed envelopes labeled with the names of the desired recipients. Any such letters should be placed in a larger envelope and mailed to Rovi Corporation, Attention: Corporate Secretary, 2830 De La Cruz Boulevard, Santa Clara, California 95050. The Corporate Secretary will forward the sealed envelopes to the designated recipient. Comments or complaints relating to accounting or auditing matters may be submitted directly to the chair of the audit committee through the same address listed above.

AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the company under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The audit committee reports to the Board of Directors and is responsible for overseeing and monitoring the accounting functions and effectiveness of internal control over financial reporting of the company, its subsidiaries and affiliates and ensuring the objectivity of the company’s financial statements. The Board of Directors, in its business judgment, has determined that all members of the audit committee are “independent” as required by applicable listing standards.

Management is responsible for the financial reporting process, including the system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The company’s independent registered public accounting firm is responsible for auditing those financial statements. The audit committee’s responsibility is to monitor and review these processes. The audit committee discussed with the company’s independent registered public accounting firm the overall scope and plans for its audit. The audit committee meets with the company’s internal auditors and our independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the company’s system of internal control and the overall quality of the company’s financial reporting. The audit committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.

In discharging its oversight responsibility, the audit committee has met and held discussions with management and with Ernst & Young, the company’s independent registered public accounting firm for 2014. Management represented to the audit committee that the company’s audited consolidated balance sheets at December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014 were prepared in accordance with generally accepted accounting principles in the United States. The audit committee has read and discussed the consolidated financial statements with management and with Ernst & Young. The audit committee also discussed with Ernst & Young those matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board.

The audit committee also received from Ernst & Young the written disclosures and the letter regarding Ernst & Young’s communications with the audit committee concerning independence as required by the applicable requirements of Public Company Accounting Oversight Board Rule 3526, “Communications with Audit Committees Concerning Independence,” which in September 2008 superseded Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee.” The audit committee also discussed with Ernst & Young any relationships between the company and the independent registered public accounting firm that may impact Ernst & Young’s independence.

The audit committee reviewed the report of management contained in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC, as well as Ernst & Young’s Reports of Independent Registered Public Accounting Firm included in the company’s Annual Report on Form 10-K related to its audit of: (i) the consolidated financial statements and (ii) the

AUDIT COMMITTEE REPORT

effectiveness of internal control over financial reporting. The audit committee continues to oversee the company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation for fiscal 2015.

Based on these reviews and discussions and such other matters deemed relevant and appropriate by the audit committee, the audit committee recommended to the Board, and the Board approved, that the company’s audited consolidated balance sheets at December 31, 2014 and 2013, and consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014 be included in the company’s 2014 Annual Report on Form 10-K. The audit committee also approved, subject to stockholder ratification, the selection of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2015.

Members of the Audit Committee

Alan L. Earhart (Chair)

Andrew K. Ludwick

Ruthann Quindlen

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The names of our current executive officers, their ages as of March 15, 2015, and their positions are shown below. Biographical summaries of each of our executive officers who are not also members of our Board of Directors are included below.

Name	Age	Positions
Thomas Carson	55	President and Chief Executive Officer
John Burke	52	Executive Vice President and Chief Operating Officer
Peter Halt	54	Chief Financial Officer
Pamela Sergeeff	42	Executive Vice President, General Counsel and Corporate Secretary

For a biography of Thomas Carson, please see above in “Proposal 1: Election of Directors – Nominees for Director.”

John Burke. Mr. Burke joined the company in March 2014. Prior to joining the company, Mr. Burke served as Senior Vice President, Corporate Development & Strategy, and President, Cloud Solutions Business at ARRIS Group, Inc. from April 2013 to November 2013. From October 2010 to April 2013 when Arris acquired Motorola Mobility’s Home business from Google, he served as Senior Vice President and General Manager of the Converged Solutions business. Prior to that, he served in various capacities at Motorola, Inc., including Senior Vice President and General Manager of Motorola’s Broadband Home Solutions from 2007 to 2010. Mr. Burke joined Motorola in 2000 with the acquisition of General Instrument Corp., where he spent 15 years in a variety of leadership positions, including Vice President and General Manager of Data & Voice CPE Solutions. Mr. Burke holds a B.S. in business administration from The Ohio State University and an MBA from Saint Joseph’s University.

Peter Halt. Mr. Halt has served as our Chief Financial Officer since May 2012. Mr. Halt previously was Senior Vice President and Chief Accounting Officer since May 2008 when the acquisition of Gemstar-TV Guide International was completed. From March 2004 to May 2008, Mr. Halt served as Senior Vice President, Finance and Chief Accounting Officer at Gemstar. Previously, Mr. Halt served in various capacities at Sony Pictures Entertainment, including serving as Chief Financial Officer of Sony Pictures Digital Entertainment from November 2000 to November 2003 and Corporate Controller of Sony Pictures Entertainment from July 1997 to November 2000. Mr. Halt holds a B.S. in Business from the University of Southern California.

Pamela Sergeeff. Ms. Sergeeff has served as our Executive Vice President, General Counsel and Corporate Secretary since December 2013. Ms. Sergeeff joined the company (then Macrovision Corporation) in 2003. She served as the company’s Senior Vice President and Associate General Counsel from March 2011 to December 2013 and as the company’s Vice President and Associate General Counsel from July 2007 to March 2011. Ms. Sergeeff holds a B.A. in Economics from the University of California, Los Angeles and a J.D. from the University of California, Berkeley School of Law. Ms. Sergeeff is a member of the California State bar.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows how much of our common stock was beneficially owned as of March 16, 2015, by each director, each executive officer named in the summary compensation table, all executive officers and directors as a group, and by each holder of 5% or more of our common stock. To our knowledge and except as set forth in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. Unless we indicate otherwise, each holder’s address is c/o Rovi Corporation, 2830 De La Cruz Boulevard, Santa Clara, CA 95050.

The option column below reflects shares of common stock that are subject to options that are currently exercisable or are exercisable within 60 days of March 16, 2015. Those shares are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options, but are not deemed outstanding for the purpose of computing the beneficial ownership of any other person. Percentage ownership is based on 90,531,529 shares outstanding on March 16, 2015. Certain options listed below may have exercise prices in excess of the current fair market value of our common stock.

Beneficial Owner	Shares	Options	Total	Percent of Class
FMR LLC(1)	7,864,722	0	7,864,722	8.69%
Blackrock, Inc. (2)	6,226,774	0	6,226,774	6.88%
Invesco Ltd. (3)	6,224,129	0	6,224,129	6.88%
The Vanguard Group (4)	5,741,846	0	5,741,846	6.34%
JPMorgan Chase & Co.(5)	5,659,246	0	5,659,246	6.25%
John Burke (6)	110,000	13,541	123,541	*%
Thomas Carson (7)	485,693	422,819	908,512	1.00%
Peter Halt (8)	209,812	61,395	271,207	*%
Pamela Sergeeff (9)	106,442	5,395	111,837	*%
Alan L. Earhart (10)	23,574	45,000	68,574	*%
N. Steven Lucas	0	0	0	*%
Andrew K. Ludwick (10)	34,787	45,000	79,787	*%
James E. Meyer (10)	34,787	45,000	79,787	*%
James P. O’Shaughnessy (10)	24,787	83,000	107,787	*%
Ruthann Quindlen (10)	18,109	15,000	33,109	*%
All executive officers and directors as a group (11 persons)	1,047,991	736,150	1,784,141	1.97%

*	Less than one percent

(1)

Based solely on, and in reliance upon, and without independent investigation of, information provided by Fidelity Management & Research Company (“Fidelity”) in an amended Schedule 13G filed with the SEC on February 13, 2015. Fidelity has sole voting power with respect to 1,641,756 shares and sole dispositive power with respect to all of the shares. Fidelity a wholly owned subsidiary of FMR LLC is the beneficial owner of 1,641,756 shares. Edward C. Johnson 3d, the Chairman of FMR LLC, Abigail P. Johnson, the Vice Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, and the funds each have sole power to dispose of the 1,641,756 shares owned by the funds. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(2)	Based solely on, and in reliance upon, and without independent investigation of, information provided by Blackrock, Inc. in an amended Schedule 13G filed with the SEC on January 29, 2015. Blackrock, Inc. has sole voting power with respect to 5,866,028 shares and sole dispositive power with respect to all of the shares. The address of Blackrock, Inc. is 55 East 52nd Street, New York, NY 10022.

(3)	Based solely on, and in reliance upon, and without independent investigation of, information provided by Invesco Ltd. in an amended Schedule 13G filed with the SEC on February 9, 2015. Invesco Ltd. and its affiliates have sole dispositive power with respect to 6,224,129 shares and sole voting power with respect to 6,224,129 shares. The address of Invesco Ltd. is 1555 Peachtree Street NE, Atlanta, Georgia 30309.

(4)	Based solely on, and in reliance upon, and without independent investigation of, information provided by The Vanguard Group in a Schedule 13G filed with the SEC on February 10, 2015. The Vanguard Group has sole voting power with respect to 62,845 shares, sole dispositive power with respect to 5,686,185 shares and shared dispositive power with respect to 55,588 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(5)	Based solely on, and in reliance upon, and without independent investigation of, information provided by JPMorgan Chase & Co. in an amended Schedule 13G filed with the SEC on January 20, 2015. JPMorgan Chase & Co. has sole voting power with respect to 5,158,926 shares, sole dispositive power with respect to 5,651,506 shares and shared dispositive power with respect to 7,740 shares. The address of JPMorgan Chase & Co. is 270 Park Avenue, New York, NY 10017.

(6)	Shares beneficially owned include 110,000 shares subject to the release of restricted stock awards. Rovi has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse as the shares vest in annual installments over 4 years beginning May 1, 2014. The restrictions lapse as follows: 13,750 shares release in 2015, 13,750 shares release in 2016, 13,750 shares release in 2017, and 13,750 shares release in 2018. 55,000 shares of restricted stock awards are subject to performance based vesting and are eligible to vest on March 1, 2017.

(7)

Shares beneficially owned include 398,450 shares subject to the release of restricted stock awards. Rovi has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse as the shares vest in annual installments over 4 years. The restrictions

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

lapse as follows: 77,500 shares release in 2016, 52,500 shares release in 2017, and 21,250 shares release in 2018. 162,200 shares of restricted stock awards are subject to performance based vesting over a period of up to two years from 2016 to 2017. 85,000 shares of restricted stock awards are subject to performance based vesting and are eligible to vest on March 1, 2017.

(8)	Shares beneficially owned include 133,549 shares subject to the release of restricted stock awards. Rovi has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse as the shares vest in annual installments over 4 years. The restrictions lapse as follows: 8,500 shares release in 2015, 33,750 shares release in 2016, 24,625 shares release in 2017, and 6,250 shares release in 2018. 35,424 shares of restricted stock awards are subject to performance based vesting over a period of up to two years from 2016 to 2017. 25,000 shares of restricted stock awards are subject to performance based vesting and are eligible to vest on March 1, 2017.

(9)	Shares beneficially owned include 66,657 shares subject to the release of restricted stock awards. Rovi has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse as the shares vest in annual installments over 4 years. The restrictions lapse as follow: 2,000 shares release in 2015, 17,157 shares release in 2016, 15,000 shares release in 2017, and 12,500 shares release in 2018. 20,000 shares of restricted stock awards are subject to performance based vesting and are eligible to vest on March 1, 2017.

(10)	Shares beneficially owned include 8,946 shares subject to the release of restricted stock awards. Rovi has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse when the shares vest on July 1, 2015.

EQUITY COMPENSATION PLAN INFORMATION

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the company’s equity compensation plans in effect as of December 31, 2014.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#) (a)	Weighted-average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (#) (c)

Equity compensation plan approved by security holders	7,862,109	$30.27(1)	9,199,332
Equity compensation plans not approved by security holders	0	$0	0
Total	7,862,109	$30.27	9,199,332

(1)	This reflects the weighted average exercise price for stock options granted pursuant to equity compensation plans only. Restricted stock is issued at a cost of $0.001 per share and therefore has no weighted average exercise price.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

In accordance with Section 16(a) of the Exchange Act and the regulations of the SEC, our directors, executive officers and holders of more than 10% of our common stock are required to file reports of ownership and changes in ownership with the SEC and NASDAQ and to furnish us with copies of all of the reports they file.

Except as reported below with respect to Mr. Halt, to the best of our knowledge, based solely on a review of the copies of such forms and certifications furnished to us from the reporting persons, we believe that during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements applicable to our directors, executive officers and holders of more than 10% of our common stock were timely met.

As to Mr. Halt, during his tenure as chief accounting officer beginning in May 2008 and prior to his appointment as chief financial officer in May 2012, due to the company’s administrative error, the following forms were not filed, resulting in the failure to timely report 36 transactions: Form 3 in May 2008; Forms 4 in each of June 2008, September 2009, June, July, August, September and December 2010, January, February, March, April, May, June and September 2011, and March 2012. There were no required Form 5 filings during the period, and no unreported short-swing transactions. Upon Mr. Halt’s appointment as chief financial officer in May 2012 and since such time, to the best of our knowledge, based solely on a review of the copies of such forms and certifications furnished to us from the reporting persons, we believe that all Section 16(a) filing requirements applicable to Mr. Halt were timely met.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the material elements of our compensation programs and explains our executive compensation philosophy, policies and practices for the following executives, who are referred to in this Compensation Discussion and Analysis and in the subsequent tables as our named executive officers for 2014: Thomas Carson, President and Chief Executive Officer; John Burke, Executive Vice President and Chief Operating Officer; Peter Halt, Chief Financial Officer; and Pamela Sergeeff, Executive Vice President, General Counsel and Corporate Secretary.

Executive Summary

Business Overview

Rovi Corporation is focused on content discovery and personalization through technology and intellectual property, using data and analytics to monetize interactions across multiple entertainment platforms. We provide a broad set of integrated solutions that are embedded in our customers’ products and services, connecting consumers with entertainment. We also offer advertising and analytics services. In addition to offering IPGs developed by us, our customers may license our patents and deploy their own IPG or a third party IPG. We have patented many aspects of content discovery, Digital Video Recording, Video on Demand, Over-The-Top experiences and multi-screen functionality, as well as interactive applications and advertising. To achieve our corporate mission, we rely on our employees. We encourage teamwork and collaboration among our employees and we demand accountability and strong results. Accordingly, we have designed our executive compensation program to provide a competitive compensation package that focuses on paying for performance, internal pay equity, comparability of compensation as compared to peer group companies and retention value.

Business Transformation

Since December 2011, our business has been in transformation. The transformation began with new management, including the December 2011 appointment of Thomas Carson as our President and Chief Executive Officer, succeeding Alfred Amoroso, who retired in 2011 after holding the position since July 2005. Less than one year later, in May 2012, Peter Halt succeeded James Budge as our Chief Financial Officer. Less than one month after that, in June 2012, our Executive Vice President, Product Management & Strategy resigned and our executive team undertook a review of our strategy. Our new executive management team spearheaded the rigorous evaluation of our company’s strategy and operations with the goals of re-focusing the company on its core areas of expertise and high-growth market opportunities, and improving execution and operational efficiency. The team conducted comprehensive product-by-product operational reviews across the business that focused on product rationalization and cost reductions. The cost reductions freed up funds to invest in new value-creating strategic initiatives designed to put the company on the path to achieving an operating margin more appropriate for our business.

During this period of transformation, we have continued to make changes to our executive management team, including promoting Ms. Sergeeff in December 2013 and hiring Mr. Burke in March 2014, and to evaluate compensation policies designed to ensure that we position the company for sustained success. Because of the substantial changes in our management team and the changes flowing from our business transformation, our compensation programs in 2012 and 2013 reflected the elements that our compensation committee believed would stabilize our new leadership team as quickly as

EXECUTIVE COMPENSATION

possible and ensure long-term retention and motivation and alignment with the long-term interests of our stockholders during our challenging and changing circumstances. We believe that our compensation programs have been integral to the early success of our leadership transition and business transformation and that they have been instrumental in helping the company achieve its operational goals in the challenging environment in 2012, 2013 and 2014.

Management and our compensation committee have engaged in a series of productive conversations with many of our principal stockholders throughout this period, soliciting their views on the executive compensation issues of primary interest to them. Their input has been valuable, informing our decisions designed to match compensation of our executives with the evolving nature of our business and align their compensation with the fundamental interests of investors. As we continue to focus on transforming our business, we have and we intend to continue eliciting and addressing our stockholders’ interests and concerns regarding our compensation programs, as described below.

2014 Highlights

2014 was a year of significant achievement for our company as we:

•	Refocused the company around its core discovery business (guides, search and recommendation, in-guide advertising and metadata), including the completed sales of our DivX and MainConcept businesses.

•	Implemented further cost reductions during the year, which funded investments in organic growth initiatives such as analytics, our cloud-based platform and expansion of our metadata operations from 55 to 70 countries. As such, the limited increase in total Non-GAAP costs (Cost of Goods Sold plus Operating Expenses) was entirely the result of the acquisitions of Veveo and Fanhattan.

•	Entered into or renewed significant new IP licensing agreements, including agreements with Funai, KDDI, Panasonic, NTT Docomo, Samsung, Shaw, TP Vision and others.

•	Acquired Veveo, which formed the foundation of our advanced search product that is now offered as a best of breed point solution and will be a part of Rovi’s full guidance solutions.

•	Acquired Fanhattan, which advanced our cloud-based discovery initiatives and brought us its innovative FanTV product.

•	Continued to expand our data coverage internationally (metadata is now provided in 70 countries, including China and India) and entered into significant data licensing agreements across multiple countries.

•	Initiated several actions related to our longer-term business goals that we expect will drive long-term growth for the company, such as:

o	We began preparations for our big-4 renewals, including extensive discussions with the licensees, having mapped the features and functionalities of their products and services against our IP portfolio and engaging in preliminary discussions to demonstrate the applicability and economic value of our IP in each instance.

o	We continued to expand the breadth and depth of our patent portfolio through targeted patent acquisitions and our ongoing innovation efforts.

EXECUTIVE COMPENSATION

o	We invested in strategic growth areas, such as analytics, as Rovi is in a unique position to collect, analyze and interpret large-scale consumer viewing data and share those insights with our customers. We expect these investments to deliver breakthrough discovery and analytics solutions to our customers.

o	We transitioned our organization to a business group structure, which will not only allow us to drive ownership, accountability and alignment within Rovi, but also enhance our internal management reporting to drive results through improved measurement. This accomplishment allows us to provide greater detail, visibility and transparency to our investors.

Commitment to Responsible Executive Compensation Philosophy and Practices

The following table summarizes what we do and what we don’t do in our executive compensation practices to highlight both the responsible practices we have implemented and the practices we have avoided to best serve our stockholders’ long-term interests.

What We Do			What We Don’t Do

✓	Pay for performance (page 36)	×	We don’t guarantee salary increases (page 45)

✓	Grant performance-based stock awards to all of our named executive officers that directly align executive and stockholder interests (page 36)	×	We don’t provide excise tax gross-ups upon change in control of the company (page 53)

✓	Use a balanced mix of fixed and variable cash incentives and long-term equity (page 39)	×	We prohibit hedging and other forms of speculative transactions by executive officers, members of management and directors (page 52)

✓	Maintain stock ownership guidelines for our named executive officers and directors (page 51)	×	We don’t reprice underwater stock options without stockholder approval. Despite the fact that our executives hold stock options which are underwater, we have not repriced stock options since our option exchange program over ten years ago (page 61)

✓	Maintain a clawback policy that applies to incentive cash and stock compensation (page 52)

✓	Engage with stockholders to solicit feedback on their views of our compensation practices and consider potential changes based on this input (page 32)

✓	Limit payments and benefits following a change in control of our company to situations involving an involuntary termination of employment (a so-called “double trigger” arrangement) (page 52)

✓	Conduct an annual assessment of compensation-related risk to effectively manage our compensation related risks profile (page 54)

EXECUTIVE COMPENSATION

Compensation Committee Actions in Response to Our 2014 Say-on-Pay Vote

At our 2013 Annual Meeting of Stockholders, our say-on-pay vote passed by approximately 53% of votes cast for the proposal and at our 2014 Annual Meeting of Stockholders, our say-on-pay vote did not pass. We realized that we needed to do two things: make fundamental changes to our compensation program and more clearly explain to our investors the rationales of our compensation program for our executive officers as our business evolved under their leadership. Both objectives suggested increased communication with our investor base.

In 2014, we continued to modify our executive compensation program, taking into account the continuing feedback from our stockholders as part of our decision making process. In addition, immediately following our 2014 annual meeting of stockholders where our say-on-pay vote did not pass, our compensation committee increased the company’s efforts to secure our stockholders’ support of our compensation program. As part of our outreach, we elicited the specific reasons for stockholder dissatisfaction with our executive compensation program and the changes our stockholders would consider improvements in our compensation approach. A critical component of our compensation committee’s process has been to continue to:

•	Review emerging compensation “best practices” in the U.S., with a focus toward companies of similar size;
•	Solicit advice from our compensation committee’s independent compensation consultant;
•	Increase efforts to gather feedback from major stockholders to gain a thorough understanding of all of their concerns that resulted in the low 2014 say-on-pay vote;
•	Discuss with major stockholders potential changes to the compensation program that could address their concerns, before actually implementing any changes; and
•	Solicit guidance from major stockholders and the proxy advisory firms on any emerging policy issues, especially those that could be addressed prior to our 2015 annual meeting.

Stockholder Engagement Efforts

After our 2014 annual meeting, we gathered feedback from the holders of over 51% of our outstanding stock. We also engaged in dialogue with ISS and Glass Lewis to better understand the proxy advisory firms’ methodology, rationale, and critiques from 2014, to gain an understanding of all the issues previously raised by them as well as any emerging areas of focus going into the 2015 proxy season and to discuss potential changes to the compensation program intended to address stockholders’ concerns.

Changes to Compensation Programs as a Result of Stockholder Engagement

Our compensation committee’s interaction directly with stockholders, proxy advisors and other experts has significantly aided in the ongoing evolution of our compensation program. The following chart summarizes the key points we heard, what action our compensation committee has taken, and when the corresponding changes were or are effective:

What We Heard	Committee Response	When Effective
Pay for Performance: Enhance link between pay and performance in the design of our compensation programs	• Greater Percentage of Performance-Based Equity Compensation. As described below, we further shifted the mix of long-term incentive awards to be more weighted toward performance awards.	2014 and 2015

EXECUTIVE COMPENSATION

What We Heard	Committee Response	When Effective

•  More Rigorous Short-Term Incentive Goals. Prior to 2014, our annual bonus plan targets were set at the midpoint of our annual revenue and Non-GAAP operating income expectations. For both of 2014 and 2015, our annual bonus plan targets for the corporate performance factor were set at the high end of our annual expectations that were publicly disclosed in January of each respective year. For 2014, the Revenue target was $554.6 million and the Non-GAAP Operating Income target was $222.2 million. For 2015, the Revenue target is set above the high end of the range of annual revenue expectation of $535 to $565 million.

Performance Awards: Enhance disclosure about goals associated and process by which shares may vest

•  Enhanced Disclosure About Structure and Process. We provide a detailed description of the performance awards, including the process and amount by which shares may vest based on the level of achievement of performance goals.

2014 public disclosures and 2015 proxy statement

•  Enhanced Disclosure About Specific Performance Goals. In 2014, we disclosed an approximation of our goals applicable to 2014 at the beginning of our performance period for the performance awards. In this Compensation Discussion and Analysis, we disclose the actual 2014 goals (including the threshold and maximum goals) and the corresponding vesting terms of the performance awards. We will continue to disclose the goals in future years so that our stockholders have visibility into the rigor of our goal-setting process and our goals.

•  Enhanced Disclosure at Beginning of Performance Period. Performance awards granted in 2015 are eligible to vest after the third anniversary of the grant date based upon the achievement of the following two factors, each weighted equally: (i) a three-year relative total stockholder return (“TSR”) metric of percentile ranking against the S&P 400 Software & services Index, and (ii) three-year revenue compound annual growth rate (“CAGR”) and margin targets. The CAGR and margin targets are double-digit revenue growth with a minimum EBITDA margin floor.

EXECUTIVE COMPENSATION

What We Heard	Committee Response	When Effective
Performance Awards: Use of a single performance goal may be problematic

•  2014 Performance Awards – Addition of TSR Adjuster. Performance awards granted in 2014 vest in part on revenue and in part on Non-GAAP operating profit metrics, with an additional potential vesting adjustment based on three-year relative TSR (relative to the S&P North American Index).

•  2015 Performance Awards – New Performance Goals Entirely Different From Annual Bonus Plan Goals. Performance awards granted in 2015 vest upon the achievement of the following two factors, each weighted equally: (i) a three-year relative TSR metric of percentile ranking against the S&P 400 Software & Services Index, and (ii) three-year revenue CAGR and margin targets.

Performance awards granted in 2014 and 2015
Performance Awards: Vest annually and thus are not long-term incentives

•  2014 Performance Awards – Three-Year Cliff and Three-Year TSR Adjuster. For the 2014 performance awards, the committee moved the vesting to a three-year cliff, with vesting amounts determined based on the metrics described below over that three-year period, and with up to a 10% increase or decrease in vesting based on relative three-year TSR.

•  2015 Performance Awards – Three-Year Performance Period. The 2015 performance awards are based entirely on a three-year performance period and are eligible to vest after three years based upon the achievement of the following two factors, each weighted equally: (i) a three-year relative TSR metric (relative to the S&P 400 Software & Services Index), and (ii) three-year revenue CAGR and margin targets.

Performance awards granted in 2014 and 2015
Equity Grants: Our equity grants are predominantly time-based

•  Increased Percentage of Performance Equity Awards. We continued to shift the mix of our equity awards to be more weighted towards performance-based awards rather than time-based awards. For 2014, approximately 61% of the equity grants to our chief executive officer consist of performance awards, based on target performance, and stock options as compared to 53% of equity grants being performance-based awards in 2013. For 2015, approximately 65% of the equity grants to our chief executive officer consist of performance awards, based on target performance, and stock options.

Awards granted in 2014 and 2015

EXECUTIVE COMPENSATION

What We Heard	Committee Response	When Effective

•  Reinstituted Stock Options and Reduced Percentage of Time-Based Restricted Stock Awards. We reinstituted stock options as part of our equity award mix in 2014 and decreased the percentage of time-based restricted stock granted. Stock options have an exercise price equal to (and not less than) the fair market value of our common stock on the date of grant, and generally vest over a four-year period. We agree with the feedback we received from most investors that such awards are performance-based because options provide a return only if the market price of our common stock appreciates over the period in which the option vests and continues to remain above the strike price during the term when those options may be exercised.

Bonus structure: Our annual bonus plan does not include relative performance metrics

•  Introduction of Relative Metric in 2014 Performance Awards. Metrics involving relative performance compared against peers or industry groups are not typical in annual bonus plans. Currently, no other company in our peer group includes relative metrics in its annual bonus plan. However, the compensation committee continues to take account of stockholder feedback in this regard, and for performance awards granted in 2014, we have implemented a vesting adjustment mechanism based on the company’s three-year TSR performance relative to the S&P North American Technology index.

•  Continued Use of Relative Metric in 2015 Performance Awards. Additionally, in 2015 we designed our performance awards such that 50% of each award is eligible to vest based on a three-year relative TSR metric (relative to the S&P 400 Software & Services Index).

Performance awards granted in 2014 and 2015
Bonus structure: Our annual bonus plan allows discretionary payouts

•  Eliminated Discretionary Payouts. We amended the Senior Management Bonus Plan to remove the discretionary incentives for our chief executive officer and his direct reports.

•  Aligned CEO Bonus Plan Structure with Other Executive Officers. We also changed our chief executive officer’s bonus structure

2015 Bonus Plan

EXECUTIVE COMPENSATION

What We Heard	Committee Response	When Effective

     to be similar to our other executive officers’ bonus structure. In 2014, our chief executive officer’s bonus compensation was based 100% on the achievement of corporate objectives and his 2015 bonus compensation is targeted to be based 90% on the achievement of corporate objectives and 10% on the achievement of individual objectives.

Risk mitigators: We did not have a clawback policy

•  Adopted a Clawback Policy. We adopted a clawback policy, even though the SEC has not yet issued rules implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act requirement. That policy currently authorizes the Board to take action to recover the incentive compensation paid to or vested by an executive officer based upon the achievement of certain financial results that were subsequently restated or corrected to the extent that the amount of such compensation would have been lower if the financial results had been properly reported.

All compensation paid or awarded after February 18, 2015 adoption of policy
Discomfort with our peer group

•  Changed Our Peer Group to Better Align with Our Size. As described below under “Peer Group Determination” as a result of feedback from stockholders, we changed our peer group in August 2014 to include only software and data analytics companies whose revenues are not greater than 1.2 times ours and market capitalization are not greater than 3 times ours. As a result, we moved from the 25th percentile for revenue and 36th percentile for market capitalization (at the time our prior peer group was adopted) to the 41st percentile for revenue and 59th percentile for market capitalization (at the time our new peer group was adopted).

Compensation decisions made in 2015

Commitment to Pay for Performance

Our 2014 executive compensation program is weighted towards at-risk, performance- based compensation designed to align the interests of our executives with those of our stockholders.

A significant portion of the named executive officers’ compensation is at risk and dependent upon our company’s performance and/or an increase in the market price of our company’s common stock.

EXECUTIVE COMPENSATION

Specifically, bonuses under our annual incentive plan for our senior executives (including the named executive officers) are contingent on the achievement of two key corporate performance goals and, with respect to our named executive officers other than our chief executive officer, individual performance.

Additionally, a significant portion of the equity awards granted to our named executive officers prior to 2015 consists of awards that vest only if certain pre-determined corporate goals and management objectives are met. The actual economic value of all of the equity grants to our named executive officers depends on the performance of our stock price over the period during which the awards vest.

Chief Executive Officer’s Realizable Pay

Our compensation committee’s goal is to align our chief executive officer’s compensation with stockholder returns as well as the financial goals that we believe lead to long-term stockholder value.

The chart below shows the value of compensation realizable by our chief executive officer, primarily as a result of performance-based vesting and share price movements.

Realizable pay recognizes the impact of actual financial and stock performance in the returns available (or “realizable”) by the executive. In contrast, reported pay (which is the grant date fair value used in Summary Compensation Table disclosure) estimates the expected value of compensation on the day it was granted. We believe showing realizable pay compared to reported pay helps investors understand the sensitivity of our plan to actual financial and market performance. The compensation committee believes that given the heavily-weighted pay-for-performance structure of our executive compensation program, realizable pay and the ratio between realizable pay and reported pay shows the alignment between executive compensation and stockholder interests.

2012 Realizable Pay. Mr. Carson began his role as our chief executive officer in the final month of 2011. He received his first equity grant in 2012 reflecting a multi-year hire-on grant typical in our industry. Mr. Carson’s 2012 realizable compensation was lower than the reported pay by approximately 57% for the following reasons:

•	Reduced restricted stock value due to stock price declines;
•	Lost performance award value due to stock price decline and below threshold financial performance; and
•	No in-the-money realizable value for options as all options granted in 2012 had exercise prices greater than the value of our stock at the end of 2012.

2013 Realizable Pay. During 2013, while the TSR increased by 28%, Mr. Carson’s 2013 realizable pay exceeded the reported pay by only approximately 3%. The increase in realizable pay was primarily due to the 10% increase in stock price underlying time-vested and performance-vested restricted stock between the stock price on the grant date and the stock price at year end.

2014 Realizable Pay. During 2014, while the TSR increased by 15%, Mr. Carson’s 2014 realizable pay was under the reported pay by approximately 25%. This was due primarily to no in-the-money realizable value for options as all options granted in 2014 had exercise prices greater than the value of our stock at the end of 2014, performance shares not vesting at 100% and the stock price when performance shares vested being below the stock price when they were granted.

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Chief Executive Officer Reported Pay(1) vs. Realizable Pay(2)

	2012	2013	2014
Reported Pay (1)	$9,981	$5,790	$6,680
Realizable Pay (2)	$4,316	$5,977	$4,977
% Change of Reported Pay to Realizable Pay	-57%	3%	-25%
1-Yr TSR	-37%	28%	15%

3-Year Aggregate
Reported Pay 2012-2014 Aggregate	$22,451
Realizable Pay 2012-2014 Aggregate	$15,270
% Change of Reported Pay to Realizable Pay	-32%
3-Yr TSR 2012-2014	-8%

(1)	Reported Pay is defined as total compensation as reported in the 2014 Summary Compensation Table.

(2)	Realizable Pay per year-end represents actual base salary and actual bonus paid out; long-term incentives are valued at year-end stock price each year, covering the in-the-money value of stock options granted in the current year (calculated as the difference between the year-end stock price and the exercise price), number of restricted shares granted per year, and number of shares subject to performance awards earned (if known) or at target (for remaining balance of shares still in current performance periods).

EXECUTIVE COMPENSATION

Compensation Philosophy: Objectives, Considerations and Elements

Objectives
Our executive compensation programs are designed to:

•       attract and retain talented and experienced executives by offering market competitive compensation programs;

•       motivate key executives to achieve strategic business initiatives and to reward them for their achievements;

•       support a pay-for-performance environment that differentiates bonus amounts among the named executive officers on their responsibilities and contributions toward company performance; and

•       align the interests of executives with the long-term interests of our stockholders through equity-based awards whose value over time depends upon the market value of the company’s common stock.

Considerations
To achieve these objectives, our executive compensation package provides a mix of compensation elements, including base salary, annual variable cash bonuses, stock-based compensation, broad-based employee benefits and severance benefits. In any given year, our compensation committee may consider one or more of the following factors in determining the amount and form of each of these compensation elements with appropriate attention to both absolute and relative levels of compensation and the mix in achieving proper parity:

•       compensation practices and levels among our peer companies as further described below under “Compensation Positioning Against Peer Data”;

•       historical and anticipated corporate and individual performance, including stock price, achievement of revenue and operating profit, and execution of individual, team and company-wide strategic initiatives;

•       budget constraints for salary, bonus and equity adjustments;

•       historical compensation levels;

•       broader economic conditions, with the goal of ensuring that our pay strategies are effective, yet responsible;

•       the potential dilutive effect of our equity compensation practices on our stockholders; and

•       individual negotiations with executives, as these executives may be leaving meaningful compensation opportunities at their prior employer or foregoing other compensation opportunities with other prospective employers to work for us, as well as negotiations upon their departures, as we recognize the benefit to our stockholders of smooth transitions.

Elements
What We Pay	Why We Pay It
Base Salary

•       Fixed source of compensation for our executives, allowing them a degree of certainty in the face of having a material portion of their compensation “at risk” in the form of annual variable cash bonuses and equity-based compensation.

•       Helps to attract and retain our named executive officers.

•       The compensation committee generally targets base salary levels at the 50th percentile of our peer group companies as it believes this positioning provides adequate retention incentive.

EXECUTIVE COMPENSATION

Annual Variable Cash Bonus

•       Rewards the achievements of our executive officers and their contributions to our financial performance.

•       Promotes strong linkages between our executives’ contributions and our company performance, supports the achievement of our business objectives and promotes retention of our executives

•       Our compensation committee recognizes the important role that variable compensation plays in attracting, retaining and motivating our executives to achieve our short-term goals.

Equity Compensation

•       Aligns the long-term interests of our stockholders and our employees by creating a strong, direct link between employee compensation and stock price appreciation.

•       The compensation committee believes that if our officers own shares of our common stock with values that are significant to them, they will have an incentive to act to maximize long-term stockholder value.

Role of Our Compensation Committee

Our compensation committee evaluates and approves the annual compensation changes for our named executive officers other than our chief executive officer. Our compensation committee also evaluates and recommends for approval by the independent members of the Board the annual compensation changes for our chief executive officer, as well as the performance goals for our compensation programs. References below to approvals by our Board are intended to refer to approvals by the independent members of the Board. In February of each year, our compensation committee solicits and considers our chief executive officer’s recommendations on the compensation levels of each named executive officer, as well as his reviews of each named executive officer’s performance and contributions in the prior year. In addition, our chairman of the Board solicits from other Board members their evaluations of the performance of the chief executive officer for the prior year and discusses his assessment of our chief executive officer’s performance with the other members of the compensation committee.

As part of its deliberations, in any given year, the compensation committee may review and consider materials such as company financial reports and projections, historical achievement of company-wide operational and financial objectives, operational data, tax and accounting information, total compensation that may become payable to executives in various hypothetical scenarios, executive stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and the recommendations of our chief executive officer, human resources department and the advice of the compensation committee’s independent compensation consultant.

Role of Management in Setting Compensation

The company’s human resources, finance, and legal departments work with our chief executive officer to review peer compensation data, to propose compensation programs for consideration by the compensation committee, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data and other briefing materials, and ultimately to implement the decisions of the compensation committee.

EXECUTIVE COMPENSATION

Our internal personnel responsible for compensation analysis for the company generally attend a portion of each of the compensation committee’s meetings and leave before certain executive sessions. None of our named executive officers were present or participated directly in the compensation committee or the Board’s final determinations regarding the amount of any component of their own 2014 compensation packages.

However, given his responsibilities for managing the performance of our executive officers, our chief executive officer plays a primary role in establishing the performance goals for, and evaluating the performance of, our other named executive officers, as described in greater detail below under “Short-Term Incentive Compensation”. The compensation committee solicits and considers his evaluations and recommendations (as well as those of the human resources department), including his recommendations regarding base salary adjustments, target cash and equity incentive award levels. In the case of the chief executive officer, the compensation committee and the Board meet outside the presence of our chief executive officer and assess his performance.

Role of Our Independent Compensation Consultant

The compensation committee retained an independent consultant to provide the compensation committee with an additional external perspective with respect to its evaluation of relevant market and industry practices.

In weighing its recommendations for executive compensation for the fiscal year 2014, the compensation committee engaged Towers Watson to act as its independent compensation consultant. The compensation committee directed Towers Watson to advise the compensation committee on both best practices and peer practices when designing and modifying our compensation program for executive officers in order to achieve our objectives. As part of its duties, Towers Watson provided the compensation committee with the following services:

•	reviewed and updated our peer group for use in benchmarking 2014 executive compensation;

•	provided benchmark data for the peer group and an analysis of the compensation of the company’s executive officers as compared to the peer group;

•	assisted the compensation committee with the design of pay programs consistent with the company’s business strategy and pay philosophy;

•	provided the compensation committee market intelligence related to a new hire pay package;

•	provided background information and data for 2014 adjustments to the company’s executive compensation program consistent with good governance practices and the company’s objectives; and

•	prepared an analysis of the Board’s 2014 compensation program.

In 2014, the compensation committee met regularly with Towers Watson, both with and without the chief executive officer and/or the executive vice president of human resources present depending upon the topic being discussed. Towers Watson took its direction from the compensation committee chairman and the company’s executive vice president of human resources and general counsel worked

EXECUTIVE COMPENSATION

with Towers Watson to provide any information Towers Watson needed about the company to provide its services however, the compensation committee retained the sole authority to direct, terminate or continue Towers Watson’s services. Towers Watson was not engaged for any non-compensation related services.

The compensation committee has analyzed whether the work of Towers Watson as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the company by Towers Watson; (ii) the amount of fees from the company paid to Towers Watson as a percentage of the firm’s total revenue; (iii) Towers Watson’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Towers Watson or the individual compensation advisors employed by the firm with an executive officer of the company; (v) any business or personal relationship of the individual compensation advisors with any member of the compensation committee; and (vi) any stock of the company owned by Towers Watson or the individual compensation advisors employed by the firm. The compensation committee has determined, based on its analysis of the above factors, that the work of Towers Watson and the individual compensation advisors employed by Towers Watson as compensation consultants to the company has not created any conflict of interest.

Peer Group Determination

The compensation committee considers compensation practices and levels among our peer companies as one factor in determining compensation each year. This “benchmarking” helps us, among other process objectives, to balance our goal of attracting and retaining top executive talent with the need to maintain a reasonable and responsible cost structure. Our compensation committee generally reviews and updates our peer group of companies annually to reflect changes in the industry and to ensure that our comparisons to peer group data are meaningful to the compensation committee’s process and review.

2014 Peer Group. For the 2014 compensation decisions (which were made in February 2014), management worked with Towers Watson in late 2013 to make recommendations to update the 2014 peer group of companies to remove certain companies based on acquisitions or cessation of public reporting status, or on perceived lack of comparability, and to add certain companies based on perceived comparability. Based on this analysis, our compensation committee determined that our 2014 peer group of companies should consist of the 20 companies listed below. The companies in our peer group were companies: (i) that may compete with our product offerings or with whom we believe we compete with in the market for executive talent and (ii) with a revenue range of approximately $400 million to $1.6 billion, reflecting a range of approximately 0.5x to 2x of our estimated revenue of $810 million (which was our projected revenue in late 2013 that still reflected our then-current ownership of the DivX and MainConcept businesses) and market capitalizations no greater than 4.8x ours.

The compensation committee approved the proposed list of the following 20 peer group companies for 2014:

Akamai Technologies, Inc.	Dolby Laboratories, Inc.	Informatica Corporation	Progress Software Corp.
Cadence Design Systems Inc.	Dreamworks Animation Skg Inc.	Monster Worldwide, Inc.	Red Hat, Inc.
Commvault Systems, Inc.	FactSet Research Systems Inc.	Nuance Communications, Inc.	TIBCO Software, Inc.
Compuware Corporation	Fortinet Inc.	OpenText Corporation	TiVo Inc.
Conversant, Inc.	Harmonic Inc.	PTC Inc.	WebMD Health Corp.

EXECUTIVE COMPENSATION

Towers Watson then collected, analyzed and provided to the compensation committee a report on the total direct compensation data for executive officers holding comparable positions at the peer group companies from individual proxy filings based on Equilar data and other proprietary and published survey sources, and, in order to provide a broader reference point, from the 2013 Radford Benchmark Executive Survey.

2015 Peer Group. For the 2015 compensation decisions (which were made in February 2015), management worked with Towers Watson in mid-2014 to make recommendations to update the 2015 peer group of companies considering Rovi’s divestiture of its DivX business and its associated revenue size. Based on this analysis, our compensation committee determined that our 2014 peer group of companies should consist of the 21 companies listed below. The companies in our peer group are companies: (i) that may compete with our product offerings or with whom we believe we compete with in the market for executive talent and (ii) with a revenue range of approximately $250 million to $1.1 billion, reflecting a range of approximately 0.5x to 2x of our projected revenue of $548 million and market capitalizations no greater than 3x ours.

The compensation committee approved the proposed list of the following 21 peer group companies for 2015:

Commvault Systems, Inc.	Dreamworks Animation Skg Inc.	Pegasystems Inc.
Compuware Corporation	FactSet Research Systems Inc.	Progress Software Corp.
comScore, Inc.	Fortinet Inc.	Rocket Fuel Inc.
Concur Technologies, Inc.	Harmonic Inc.	Splunk, Inc.
Conversant, Inc.	Informatica Corporation	TIBCO Software, Inc.
Digital River Inc.	Microstrategy Inc.	TiVo Inc.
Dolby Laboratories, Inc.	Monster Worldwide, Inc.	WebMD Health Corp.

Towers Watson then collected, analyzed and provided to the compensation committee a report on the total direct compensation data for executive officers holding comparable positions at the peer group companies from individual proxy filings based on Equilar data and other proprietary and published survey sources, and, in order to provide a broader reference point, from the 2014 Radford Benchmark Executive Survey.

Compensation Positioning Against Peer Data

As a general guideline, our compensation committee targets total direct compensation at a level that is competitive within our peer group and also the marketplaces in which we operate. Towers Watson collects, analyzes and provides to the compensation committee a report on the total direct compensation data for executive officers holding comparable positions at the peer group companies from individual proxy filings based on Equilar data and other proprietary and published survey sources.

Our compensation committee believes that compensation should be at the levels necessary to achieve the objectives of our executive compensation program – both attracting and retaining top talent as well as linking more of our executives’ compensation to achievement of annual corporate performance goals and long-term gains in the value of our stock. The opportunity for higher performance-based compensation reflects our commitment to pay for performance, with compensation being higher for exceptional performance and compensation being lower if our performance goals are not reached.

Our compensation committee believes that peer group comparisons are useful guidelines to measure the competitiveness of our compensation practices. However, the compensation committee has not adopted any formal benchmarking guidelines and the compensation committee maintains discretion to set levels of executive compensation above or below peer levels based upon distinguishing factors

EXECUTIVE COMPENSATION

such as individual performance, an executive’s level of experience and responsibilities, the comparability or lack thereof in roles and responsibilities when compared with peer companies, internal pay equity and our compensation budget.

The compensation committee targets cash compensation for named executive officers generally at the median of labor market peers. The compensation committee references the full range of pay for executives in similarly sized firms from both proxy peer data and data from custom survey sources. Long-term incentives are calibrated to deliver above median pay levels with strong financial and market performance and below median with poor performance.

Reasons for Providing, and Manner of Structuring, the Key Compensation Elements in 2014

As described above under “Compensation Philosophy: Our Objectives, Elements and Considerations,” our 2014 executive compensation program consists of three principal components: base salary, annual variable cash bonus and equity compensation. The compensation committee does not have a set formula for determining the mix of each pay element, and instead seeks to ensure that compensation across all elements is fair and consistent with our company’s compensation philosophy as a whole. In addition, the compensation committee has not adopted any formal or informal policies or guidelines on the mix of the equity awards with regard to stock options versus restricted stock grants. We believe having flexibility in our allocation among various elements of compensation allows us to tailor each executive’s compensation package to meet our compensation goals based on the facts and circumstances known at that time.

The following charts illustrate, for 2014, the mix of key pay elements for our executives. Percentages represented in the chart below are based on the value of each element of the total compensation package which includes base pay, short term incentive and equity. For purposes of calculating the equity value, the value as of the grant date was used.

EXECUTIVE COMPENSATION

2014 Base Salary Decisions

Our compensation committee generally reviews base salaries in the first quarter of every year. In February 2014, our compensation committee reviewed the base salaries for each of the named executive officers as set forth in the table below, other than with respect to Mr. Burke, whose compensation was set pursuant to his offer letter agreement dated February 25, 2014, which compensation was approved by the compensation committee in connection with his hiring. In making these 2014 decisions, the compensation committee considered the positioning of each individual’s salary as compared to the peer data, as well as the individual’s historical salary levels, our then-current budget for employee salary adjustments and anticipated role and responsibilities for the coming year.

Executive Officer	2014 Base Salary	% Change from 2013

Thomas Carson	$600,000	9.1%
John Burke	$450,000	N/A	(1)
Peter Halt	$401,700	4.0%
Pamela Sergeeff	$335,000	N/A	(2)

(1)	Mr. Burke’s employment with the company began in 2014. Accordingly, the percentage change from 2013 is not applicable.

(2)	Ms. Sergeeff did not serve as Executive Vice President, General Counsel and Corporate Secretary for all of 2013. Accordingly, the percentage change from 2013 is not applicable. Ms. Sergeeff’s remained at the same level as in effect at the end of 2013, which was set in connection with her December 2013 promotion to Executive Vice President and General Counsel.

2014 Short-Term Incentive Compensation Decisions

Target Amounts. In February 2014, Mr. Carson recommended to our compensation committee maintaining the same target bonus levels from the prior year as set forth in the table below, other than with respect to Mr. Burke, whose target bonus level was set pursuant to his offer letter agreement dated February 25, 2014. Mr. Carson’s decisions were principally based on the positioning of the target bonus opportunities as an element of total compensation as compared to the peer data. The compensation committee reviewed his recommendations, taking into account the peer data, and determined that the target bonus levels of all of the named executive officers were appropriate and should remain unchanged. Messrs. Burke and Halt, and Ms. Sergeeff, are currently below median compared to peers with respect to short-term incentive compensation because our compensation committee believes that linking more of their compensation toward long-term performance-based compensation reflects our commitment to pay for performance and will provide a significant incentive to act to maximize long-term stockholder value.

Executive Officer	2014 Target Bonus	% Change from 2013

Thomas Carson	100%	0%
John Burke	60%	N/A (1)
Peter Halt	60%	0%
Pamela Sergeeff	50%	0%

(1)	Mr. Burke’s employment with the company began in 2014. Accordingly, the percentage change from 2013 is not applicable.

EXECUTIVE COMPENSATION

Weighting of Goals. In February 2014, the compensation committee approved the terms of our 2014 Executive Incentive Plan. Under the 2014 Executive Incentive Plan, the named executive officers would be eligible to earn their annual variable cash bonus based on the company’s achievement of worldwide revenue (“Revenue”) and worldwide Non-GAAP operating income (“Non-GAAP Operating Income”) targets, as well as individual performance (except for Mr. Carson, whose compensation under the 2014 Plan was based solely on company performance), with the weighting set forth in the following table. These weightings reflect the compensation committee’s determination of the anticipated and intended contribution of each officer’s achievement against the related goals. The weightings for Mr. Carson reflect a change from 90% corporate performance and 10% individual performance in 2013 and with respect to Messrs. Carson and Halt and Ms. Sergeeff, the company set the 2014 bonus targets and weighting at the same level as in effect at the end of 2013 as we believed it appropriately aligned our executives with corporate performance.

Weighting Among Goals
Executive Officer	Corporate Performance	Individual Performance

Thomas Carson	100%	0%
John Burke	75%	25%
Peter Halt	75%	25%
Pamela Sergeeff	75%	25%

Corporate Performance Goals. Corporate performance is calculated using a corporate performance factor matrix measuring both Revenue and Non-GAAP Operating Income to determine the “corporate performance factor.” The portion of the annual variable cash bonus that could be earned based on corporate performance is calculated as the product of: (i) the executive’s base salary, (ii) target bonus percentage, (iii) the fraction of the annual variable cash bonus that could be earned based on corporate performance, and (iv) the corporate performance factor determined by the corporate performance factor matrix.

Non-GAAP Operating Income is measured as GAAP operating income from continuing operations, adding back non-cash items such as equity-based compensation and amortization of intangibles, as well as items which impact comparability that are required to be recorded under GAAP, but that the company believes are not indicative of its core operating results such as changes in the fair value of contingent consideration, transaction, transition and integration costs and restructuring and asset impairment charges. While depreciation expense is a non-cash item, it is included in Non-GAAP Operating Income as a reasonable proxy for capital expenditures. The Revenue target and Non-GAAP Operating Income target for 2014, as well as the achievement of those targets discussed herein, did not include DivX operating results as it was moved it into discontinued operations in the fourth quarter of 2013.

Rigor of Corporate Performance Goals. Prior to 2014, annual bonus plan targets for the determination of the “corporate performance factor were set at the midpoint of our annual revenue and Non-GAAP operating income expectations. In 2014, we established the targets at the high end of our annual revenue and Non-GAAP operating income expectations, making it a more rigorous target to achieve and aligning our pay with higher performance of the company. For the 2014 Senior Executive Company Incentive Plan, the Revenue target for the matrix at 100% achievement was $554.6 million. The Non-GAAP Operating Income target for the matrix at 100% achievement was $222.2 million.

EXECUTIVE COMPENSATION

The corporate performance factor matrix is set forth below, and uses straight-line interpolation for results between the stated percentages. There is no threshold level of performance. Maximum achievement is capped at 2.0 (or 200% of the target opportunity allocated to corporate performance).

Corporate Performance Factor Matrix

Revenue as a % of Goal	120%	.70	1.00	1.20	1.50	1.75	2.00
	115%	.70	1.00	1.18	1.44	1.68	1.94
	110%	.70	1.00	1.16	1.38	1.61	1.88
	105%	.70	1.00	1.14	1.32	1.54	1.82
	100%	.65	1.00	1.12	1.26	1.47	1.76
	85%	.50	0.90	1.10	1.20	1.40	1.70
		85%	100%	110%	120%	130%	140%
			Non-GAAP Operating Income as a % of Goal

Individual Performance Goals. Individual performance is calculated as a number, between 0 and 300%, with 100% as target performance, and that number is called the individual performance factor. The portion of the annual variable cash bonus that could be earned based on individual performance was calculated for each participant as the product of: (i) the executive’s base salary, (ii) target bonus percentage, (iii) the fraction of the annual variable cash bonus that could be earned based on individual performance, and (iv) the individual performance factor. The compensation committee approved each eligible executive’s individual performance factor based on Mr. Carson’s evaluation of performance of each respective function and whether certain pre-established goals for the year had been achieved. The compensation committee believes it is important to retain flexibility to reward individuals for their contributions to overall company performance.

2014 Corporate Performance Results. Our performance in 2014 against our revenue and operating profit goals was $542.3 million in Revenue, or 97.8% of the target goal, and $215.8 million in Non-GAAP Operating Income, or 97.1% of the target goal, resulting in a factor on the corporate performance factor matrix of 0.92 (that is, 92% of the portion of the target opportunity allocated to corporate performance).

2014 Individual Performance Results. Mr. Carson’s annual variable cash bonus does not include a percentage related to an individual performance factor. In February 2015, our compensation committee evaluated Messrs. Burke and Halt and Ms. Sergeeff to determine the individual performance factors as follows.

•

John Burke: Mr. Carson recommended, and our compensation committee approved, an individual performance factor of 124%, which is the percentage needed in combination with the corporate performance factor to provide for a 100% payout of Mr. Burke’s 2014 bonus. The recommendation was based upon Mr. Burke’s leadership of the transition of the organization to a business group structure that will allow us to drive ownership,

EXECUTIVE COMPENSATION

accountability and alignment within the company, his transformation of the product development teams, including establishing new high-growth potential cloud-based solutions businesses, and his management of the worldwide product strategy.

•	Peter Halt: Mr. Carson recommended, and our compensation committee approved, an individual performance factor of 100% based on management of our timely financial reporting and efficient audit processes and procedures and execution of our initiatives to reduce financial operating costs and increase financial operating efficiency.

•	Pamela Sergeeff: Mr. Carson recommended, and our compensation committee approved, an individual performance factor of 115% based on leadership and management of the worldwide legal, governance and compliance initiatives and support of business and corporate development strategies.

After determining the individual performance factor for each named executive officer, the compensation committee approved total annual variable cash bonuses as follows:

Executive Officer	Corporate Performance Factor Payout ($)	Individual Performance Factor Payout ($)	Total 2014 Annual Variable Cash Bonus ($)
Thomas Carson	552,000	N/A	552,000
John Burke	147,509	66,272	213,781
Peter Halt	166,304	60,255	226,559
Pamela Sergeeff	115,575	48,156	163,731

The total annual variable cash bonuses awarded for 2014 compared to the target amounts as follows:

Executive Officer	2014 Target Bonus (%)	2014 Target Bonus ($)	2014 Actual Bonus Paid ($)	2014 Actual Bonus as % of Target
Thomas Carson	100	600,000	552,000	92.0%
John Burke	60	213,781	213,781	100.0%
Peter Halt	60	241,020	226,559	94.0%
Pamela Sergeeff	50	167,500	163,731	97.7%

2014 Long-Term Incentive Compensation Decisions

Size of Equity Awards. In determining the size of the total equity compensation opportunity in 2014, the compensation committee:

•	aimed to have the aggregate target award value result in target total direct compensation at a level that is competitive in the marketplaces in which we compete;

•	focused a larger portion of total direct compensation in the form of long-term and performance-based equity awards intended to drive long-term differentiated value relative to our peers maximize long-term stockholder value;

•	aimed to structure a substantial portion of equity opportunity in the form of awards that vest based on achievement of performance goals to better align our executives’ long-term compensation opportunity with our stockholders’ interests; and

•	considered the recommendations of Mr. Carson.

EXECUTIVE COMPENSATION

Equity Award Mix. The compensation committee determined that the equity awards granted to the named executive officers in 2014 should consist of stock options, time-based restricted stock grants and performance-based restricted stock grants as set forth in the table below. The compensation committee added stock options to the mix of equity given its view, and feedback from most investors, that this vehicle is inherently performance oriented because the executive realizes no value from stock options unless and until the company’s stock price increases over the strike price. The compensation committee also determined that a substantial portion of the equity grants should consist of awards that vest based on performance goals in addition to continued service over time in order to augment our pay-for-performance objective by tying long-term compensation directly to objective corporate goals. The opportunity for higher performance-based compensation reflects our commitment to pay for performance, with compensation above the median of our peers for exceptional performance and compensation below this level if our performance goals are not reached.

Executive Officer	Stock Options	Restricted Stock – Time Vesting	Restricted Stock – Performance Vesting
Thomas Carson	135,000	85,000	85,000
John Burke (1)	50,000	55,000	55,000
Peter Halt	23,000	25,000	25,000
Pamela Sergeeff	18,500	50,000 (2)	20,000

(1)	Represents equity awards granted in connection with commencement of Mr. Burke’s employment in March 2014.
(2)	Includes one-time grant of 30,000 shares of restricted stock for Ms. Sergeeff in March 2014 in recognition of her promotion to Executive Vice President and General Counsel in December 2013.

2014 Performance Award Vesting Criteria. The 2014 performance awards were structured to vest over a period of three years (2014–2016), with vesting amounts determined based on achievement of Revenue and Non-GAAP Operating Profit metrics over that three-year period, and with up to a 10% increase or decrease in vesting based on the company’s three-year TSR performance relative to the S&P North American Technology index. Further, the vesting of the performance awards is conditioned upon the grantee remaining employed with the company through the vesting date, which is the third anniversary of the grant date. The compensation committee believes that the use of three-year cliff vesting and a TSR modifier further aligns management with long-term stockholder interests.

The weighting of the annual vesting targets is as follows:

Measure/Year	2014	2015	2016
Revenue	65%	60%	55%
Non-GAAP Operating Profit	35%	40%	45%

We carefully set the performance award goals to be rigorous and ultimately serve to align management and our stockholders’ interests. The operating profit goals for 2014 were considered challenging at the target level; accordingly, the threshold level of achievement for any vesting is 50% of our operating profit and revenue plan, which would result in an 8% vesting factor and vesting increases on a straight line interpolation basis to a maximum of a 150% vesting factor for 110% achievement of our operating and revenue plan.

At the end of the 2014–2016 performance period, the committee will apply the average vesting factor for the three-year period to the total grant amount to determine the total amount eligible to vest

EXECUTIVE COMPENSATION

based on achievement of the performance metrics. The company will then apply the TSR modifier. The modifier will be plus 10% for high company achievement relative to the index (top 25 percent of the applicable peer group), minus 10% for low company achievement (bottom 25 percent of the applicable peer group) relative to the index, or zero (no adjustment) for achievement between the top 25 percent and bottom 25 percent of the applicable peer group relative to the index.

The threshold, target and maximum goals and actual achievement for 2014 were as follows (dollar values in millions):

	Metric	Weight	Performance Metric[1]			Actual	Metric Vesting Factor[2]
			Threshold	Target	Maximum
2014 Performance Awards (Year 1 Calculations)	Revenue	65%	$277.3	$554.6	$610.1	$542.3	96%
	Operating Profit (non-GAAP)	35%	$111.1	$222.2	$244.4	$215.8	94%
Share Vesting Factor (Year 1)							95%
TSR Modifier (+/- 10% to be applied for the full three-year period 2014 to 2016)[2]

1 Pay for performance ratios apply at the same rates to both the revenue and operating profit performance metrics. Below the threshold performance metric, no shares are vested for the performance period; maximum vesting is 150% of grant at performance at or about the maximum performance metric. Interval values interpolated and rounded to nearest percent.

2 TSR Modifier will be applied for the full 3-year period 2014 to 2016; TSR below 25th percentile reduces final PSUs by 10% and TSR above 75th percentile increases shares final PSUs by 10%.

The Revenue target and Non-GAAP Operating Income target for 2014, as well as the achievement of those targets listed above, were established at the beginning of 2014 and reflect the targets for continuing operations. These targets did not include DivX and MainConcept operating results as the company made the decision to sell those businesses in the fourth quarter of 2013 and accordingly, those businesses were moved into discontinued operations. We established the targets for 2014 at the high end of our annual revenue and Non-GAAP operating income expectations (as opposed to the midpoint of expectations, which we had used in prior years), making it a more rigorous target to achieve and aligning our pay with higher performance of the company. The aggregate vesting factor for 2014 was 96% based on the Revenue goal weighted 65% and the Non-GAAP operating profit goal weighted 35%. Although the TSR modifier is for the full 2014–2016 period, the company’s one-year TSR performance relative to the S&P North American Technology index was 57.5%, which would result in no adjustment to the payout if that were the company’s relative TSR for the full 2014-2016 period.

2015 Performance Award Vesting Criteria. The 2015 performance awards are based entirely on a three-year performance period (2015–2017) and are eligible to vest on a cliff basis, if at all, after three years based upon the achievement of the following two factors, each weighted equally: (i) a three-year relative TSR metric of percentile ranking against the S&P 400 Software & Services Index, and (ii) three-year revenue compound annual growth rate (“CAGR”) and margin targets.

EXECUTIVE COMPENSATION

Equity Compensation Policies

Our general policy is to make annual, new-hire and promotion equity grants on pre-determined dates as follows:

•	Annual equity grants for named executive officers are recommended by the compensation committee and approved by the Board, or approved by the compensation committee, as applicable, on the first regularly scheduled meeting of the compensation committee and/or the Board during the first quarter of each year, with a target grant date effective as of March 1.

•	New hire and promotion grants of stock options and restricted stock units for all executive officers are subject to approval by our compensation committee and occur on the first day of the month following the new employee’s start date or promotion date, as applicable (except for January, which would be January 2, due to the perpetual January 1 holiday). For example, if the compensation committee authorized a grant to a new-hire executive officer on January 10 and the executive officer started employment on January 20, the grant date would be February 1. If the new-hire executive officer started employment on January 20 but the compensation committee did not authorize the grant until February 2, the grant date would be March 1.

•	Restricted stock awards may be granted upon the following dates each calendar year: January 2; March 1; May 1; July 1; September 1; and November 1 (the “restricted stock grant dates”). Subject always to prior compensation committee authorization of the particular grant of restricted stock, grants for all newly hired executive officers occur on the restricted stock grant date following the new employee’s start date. For example, if the compensation committee authorized a grant of restricted stock to a new-hire executive officer on February 10 and the executive officer started employment on February 20, the grant date would be March 1. If the new-hire executive officer started employment on February 20 but the compensation committee did not authorize the grant until March 2, the grant date would be May 1.

•	The exercise price of the options is not less than the closing price of our common stock on the grant date of the option. It is our policy not to purposely accelerate or delay the public release of material information in consideration of a pending equity grant to allow the grantee to benefit from a more favorable stock price.

Directors and Named Executive Officers Stock Ownership Guidelines

We adopted stock ownership guidelines for our Board and our executive officers (including the named executive officers) in 2011. Those guidelines currently provide, (giving effect to prior modifications in February 2012 and February 2015), as follows:

•	Board members are required to own, or acquire within five years of July 1, 2011 (or, if later, five years after appointment), shares of common stock of the company (including vested stock options or other vested equity awards received as compensation for serving as a member of the Board) having a market value of at least four times the amount of the annual cash retainer for such director.

•	Our chief executive officer is required to own, or acquire within five years of March 1, 2011 (or, if later, five years after appointment), shares of common stock of the company

EXECUTIVE COMPENSATION

(including vested stock options or other vested equity awards received as compensation in connection with his employment with the company) having a market value of at least three times his then-current annual base salary.

•	Each named executive officer (other than the chief executive officer) is required to own, or acquire within five years of March 1, 2011 (or, if later, five years after appointment), shares of common stock of the company (including vested stock options or other vested equity awards received as compensation in connection with his or her employment with the company) having a market value of at least one time his or her then-current annual base salary.

•	The required ownership level for each members of the Board, the chief executive officer and the other named executive officers of the company shall be recalculated whenever such person’s level of base pay changes (for members of the Board, such director’s annual cash retainer), and as of January 1 of every third year; and, if such re-calculation results in an increased ownership amount being required under the above guidelines, then such person shall have five years from the date of the re-calculation to accumulate the incremental amount of the increase resulting from the re-calculation.

Compensation Recovery Policy

We adopted a clawback policy, even though the SEC has not yet issued rules implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act requirement. Our policy currently provides that, in the event of (i) a financial statement restatement or (ii) a later determination that the figures upon which incentive compensation (equity compensation or cash) was calculated and paid to executive officers were in error (provided that in each case that an executive officer’s misconduct caused either the noncompliance that resulted in the restatement or the error in the figures upon which incentive compensation was calculated and paid), the Board may take action to recover the incentive compensation that was paid or vested (including gain from the sale of vested shares) during the three-year period preceding the restatement obligation or the determination of the error as noted above. In addition, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. We will also comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will modify our policy to the extent required by law once the SEC adopts final regulations on the subject.

Anti-Hedging Policy

We have a policy that prohibits our executive officers, directors and other members of management from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our stock. We adopted this policy as a matter of good corporate governance. Furthermore, by not allowing executives to engage in such transactions, they face the downside risk of a reduction in value of their unvested equity awards, and therefore pay from equity is more strongly correlated to stock price performance over the vesting period.

Agreements Providing for Change of Control and Severance Benefits

The employment of each of our named executive officers is “at will.” However, each of the current named executive officers has entered into an executive severance agreement with the company. The

EXECUTIVE COMPENSATION

severance agreements of Mr. Halt and Ms. Sergeeff have substantially the same material terms, providing cash severance of twelve months of base pay, accelerated vesting of equity-based compensation and continuation of benefits coverage only upon termination of employment in connection with a change in control of the company. The executive severance agreement of Mr. Carson provides for similar cash severance, accelerated vesting and benefit coverage as the other named executive officers in the event of a change in control, but differs from the other named executive officer’s agreements in that Mr. Carson’s executive severance and arbitration agreement generally provides: (i) certain of such severance benefits upon termination of his employment by the company without “cause” or his voluntary termination with good reason unrelated to any change in control of the company or by reason of death, and (ii) a “best after-tax results” provision if such payments upon a change in control results in an excise tax under Internal Revenue Code (the “Code”) Section 4999. The severance agreement of Mr. Burke provides: (i) cash severance of twelve months of base pay and payment of target bonus on a pro-rata basis upon an involuntary termination of employment, and (ii) cash severance of twelve months of base pay, payment of target bonus and accelerated vesting of equity-based compensation upon an involuntary termination of employment in connection with a change in control of the company. The terms of the employment agreements with our named executive officers are discussed more fully in the section below under the heading “Employment Agreements with Named Executives.”

The amounts, terms and conditions of these severance rights reflect the arrangements between our named executive officers and the company at the time these documents were entered into, the benefits provided by our peer companies to similarly situated executives, as well as our desire for internal pay equity among our executive officers. The compensation committee believes that the severance benefits and accelerated vesting offered to our named executive officers in the event of a termination of employment in connection with a change of control serves to minimize the distractions to our executive team and helps our named executive officers maintain a balanced perspective in making overall business decisions during periods of uncertainty and are structured so that an acquirer that wishes to retain our management team during a transition period or over the long term will have an opportunity to do so.

401(k) Plan

Our employees, including our named executive officers, are eligible to participate in our 401(k) plan. Our 401(k) plan is intended to qualify as a tax qualified plan under Section 401 of the Code. Our 401(k) plan provides that each participant may contribute a portion of his or her pretax compensation. Employee contributions are held and invested by the 401(k) plan’s trustee. Our 401(k) matching contribution program matches employee contributions at a rate of 50% up to 6% of eligible compensation and within the federal statutory limit under Section 401(a)(17). We believe that this benefit is consistent with the practices of our peer companies, and therefore is a necessary element of compensation in attracting and retaining employees.

Other Employee Benefits

We provide health insurance, dental insurance, life insurance, disability insurance, healthcare savings accounts, health club membership reimbursement and paid vacation time benefits to our employees, including our named executive officers on the same terms and conditions. We believe these benefits are consistent with the practices of our peer companies, and therefore necessary in attracting and retaining our employees.

In addition to the benefits listed above, the compensation committee provides, from time to time, limited business-related perquisites to our named executive officers. In considering potential perquisites, the compensation committee reviews the company’s cost of such benefits against the perceived value we receive. No such perquisites were approved or paid in 2014.

EXECUTIVE COMPENSATION

Tax Deductibility of Executive Compensation

Section 162(m) of the Code generally limits the corporate deduction by a public company for compensation paid to its chief executive officer and certain other named executive officers during any single year to $1 million per individual, unless certain requirements are met which qualify that compensation as performance-based under these tax rules. Our compensation committee considers the impact of this deduction limitation rule in establishing and implementing compensation policies and practices. The compensation committee may grant compensation that qualifies as performance-based compensation when it determines that it is in the best interest of the company. For example, under the 2008 Equity Incentive Plan, stock options and performance-based stock awards may be granted in a manner that satisfies the deductibility requirements of Section 162(m). However, we have not established a policy whereby all compensation paid to our named executive officers must be fully deductible. Rather, the deductibility of such compensation is one of the factors considered in establishing and implementing our executive compensation programs, along with the need to design compensation programs that appropriately motivate our senior management and our goal to attract and retain key executives by remaining competitive in our pay practices. For example, in 2014, the compensation committee deemed it desirable to retain adequate flexibility in designing compensation programs that motivate executives to achieve extraordinary results. Therefore, the 2014 Executive Incentive Plan was not structured to qualify as performance-based compensation under the Section 162(m) rules and so compensation payable thereunder may not be fully deductible by us in all circumstances.

Accounting Considerations

The company accounts for equity compensation paid to our employees under the FASB ASC Topic 718, which requires us to estimate and record an expense over the service period of the equity award. Our cash compensation is recorded as an expense at the time the obligation is accrued. The accounting impact of our compensation programs are one of many factors that the compensation committee considers in determining the structure and size of our executive compensation programs.

Risk Analysis of Our Compensation Program

Our compensation committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the company. As part of its assessment, the compensation committee considered, among other factors, the allocation of compensation among base salary and short- and long-term compensation, our approach to establishing company-wide and individual financial, operational and other performance targets, our bonus structure of payouts at multiple levels of performance (including maximum payout caps and payments for performance below target levels) and the nature of our key performance metrics. We believe these practices encourage our employees to focus on sustained long-term company growth, which we believe will ultimately contribute to the creation of stockholder value.

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the company under the Securities Act or the Exchange Act, other than in Rovi’s Annual Report on Form 10-K where it shall be deemed to be furnished, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K contained in this proxy statement. Based on this review and discussion, the compensation committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement for the fiscal year ended December 31, 2014.

Respectfully submitted,

Members of the Compensation Committee

James P. O’Shaughnessy (Chair)

Andrew K. Ludwick

James E. Meyer

SUMMARY COMPENSATION TABLE

SUMMARY COMPENSATION TABLE

The following table shows the compensation awarded to, earned by or paid to our President and Chief Executive Officer, our Chief Financial Officer, our two other executive officers as of December 31, 2014, each of whom has total 2014 compensation in excess of $100,000 (“Named Executives”) for the fiscal years set forth in the table below. This information includes the dollar value of base salaries, commissions and bonus awards, the number of shares underlying stock options granted and certain other compensation, whether paid or deferred. We have not granted stock appreciation rights and have not provided long-term compensation benefits other than stock options and restricted stock awards.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

(a)	(b)	(c)	(d)(2)	(e)(3)	(f)(4)	(g)(5)	(i)(6)	(j)
Thomas Carson President and Chief Executive Officer	2014	$591,667		$4,222,630	$1,303,884	$552,000	$10,200	$6,680,381
	2013	$550,000	$60,000	$4,727,335		$440,000	$12,258	$5,789,593
	2012	$550,000	$211,750	$6,139,750	$2,804,790	$264,000	$11,190	$9,981,480
John Burke Executive Vice President and Chief Operating Officer (1)	2014	$354,545	$66,272	$2,426,490	$444,270	$147,509	$4,016	$3,443,102
Peter Halt Chief Financial Officer	2014	$399,125	$60,755(7)	$1,241,950	$222,143	$166,304	$9,084	$2,099,361
	2013	$384,375	$57,938	$2,381,507		$139,050	$9,480	$2,972,350
	2012	$353,818	$84,829(8)	$998,189	$720,015	$78,559(9)	$13,638	$2,249,048
Pamela Sergeeff	2014	$335,000	$146,156 (10)	$1,738,730	$178,680	$115,575	$8,358	$2,522,500
Executive Vice President, General Counsel & Corporate Secretary	2013	$288,063	$35,337(7)(11)	$178,390		$66,560(12)	$9,237	$577,587

(1)	On March 13, 2014, Mr. John Burke was appointed Executive Vice President and Chief Operating Officer effective March 18, 2014.

(2)	Amounts disclosed under “Bonus” represent: (i) for 2014, the discretionary individual performance component of the annual cash bonus earned by Mr. Carson, and the individual performance component of the annual cash bonus earned by Mr. Halt, Mr. Burke and Ms. Sergeeff, pursuant to the 2014 Senior Executive Company Incentive Plan, (ii) for 2013, the discretionary individual performance component of the annual cash bonus earned by Mr. Carson, and the individual performance component of the annual cash bonus earned by Mr. Halt and Ms. Sergeeff, pursuant to the 2013 Executive Incentive Plan and, as to Ms. Sergeeff, pursuant to the company incentive plan applicable to non-executive employees for the portion of 2013 prior to her promotion to Executive Vice President and General Counsel, for services rendered in 2013, (ii) for 2012, the discretionary individual performance component of the annual cash bonus earned pursuant to the 2012 Executive Incentive Plan for services rendered in 2012 and the additional discretionary bonuses for services rendered in 2012. All amounts earned for 2012, 2013 and 2014 were paid in March 2013, March 2014 and March 2015, respectively.

(3)

Amounts disclosed under “Stock Awards” represent the aggregate grant date fair value of all stock awards granted during the indicated year, calculated in accordance with ASC 718. For a discussion of valuation assumptions, see Note 12, “Equity-based Compensation” in the Consolidated Financial Statements of our 2014 Annual Report on Form 10-K. With respect to the restricted stock awards

SUMMARY COMPENSATION TABLE

granted in 2014 that vest based on the satisfaction of one or more performance conditions, the grant date fair value is calculated based on closing price of the stock on the grant date and adjusted accordingly based on the probable outcome of the performance conditions. Assuming that the highest level of performance conditions will be achieved, the aggregate maximum grant date fair value for the performance stock awards would be the following amounts: Mr. Carson—$3,166,973; Mr. Halt—$931,463; Mr. Burke—$1,819,868; Ms. Sergeeff—$745,170.

(4)	Amounts disclosed under “Option Awards” represent the aggregate grant date fair value of all option awards granted during the indicated year. These amounts have been calculated in accordance with ASC 718, using the Black-Scholes option-pricing model and excluding the effect of estimated forfeitures. These amounts do not necessarily correspond to the actual value that may be recognized from the option awards by the named executive officers. For a discussion of valuation assumptions, see Note 12, “Equity-based Compensation” in the Consolidated Financial Statements of our 2014 Annual Report on Form 10-K.

(5)	Amounts disclosed under “Non-Equity Incentive Plan Compensation” represent the corporate performance component of the annual cash bonuses earned pursuant to the Executive Incentive Plan for the relevant fiscal year for services rendered in 2012, 2013 and 2014. Such bonuses for services rendered in 2012 were paid in 2013, such bonuses for services rendered in 2013 were paid in 2014, and such bonuses for services rendered in 2014 were paid in 2015.

(6)	Amounts disclosed under “All Other Compensation” consist of: (i) the matching contributions we made on behalf of the Named Executives to our 401(k) plan; (ii) for 2012 and 2013, the contributions we made on behalf of the Named Executives to their healthcare reimbursement accounts; and (iii) employer paid premiums for life insurance coverage. For 2012 and 2013 the amounts disclosed also includes the taxable value of the company’s President Club meeting in the following amounts: Mr. Carson—$2,407 and $2,074 respectively; and Mr. Halt—$4,854 in 2012.

(7)	Amounts disclosed under “Bonus” include a $500.00 bonus paid for ten-years of service for Mr. Halt and Ms. Sergeeff.

(8)	Consists of Mr. Halt’s annual cash bonus attributable to discretionary individual performance in the amount of $41,865 under the 2012 Executive Incentive Plan and $17,762 under the 2012 incentive plan applicable to non-executive employees.

(9)	Consists of Mr. Halt’s annual variable cash bonus attributable to corporate performance in amount of $50,238 under the 2012 Executive Incentive Plan and $28,321 under the 2012 incentive plan applicable to non-executive employees.

(10)	Amounts disclosed under “Bonus” include a $98,000 retention bonus paid to Ms. Sergeeff in February 2014 pursuant to a retention agreement entered into in 2012 with certain non-executive employees.

(11)	Except for the $500.00 bonus paid for ten years of service, consists of Ms. Sergeeff’s annual cash bonus attributable to discretionary individual performance in the amount of: (i) $31,969 under the 2013 incentive plan applicable to non-executive employees for the portion of the year prior to her promotion to Executive Vice President and General Counsel, with her target bonus prior to promotion of 40% of base salary and 30% of target bonus attributable to individual performance, and (ii) $2,868 under the 2013 Executive Incentive Plan for the portion of the year after her promotion to Executive Vice President and General Counsel, with her target bonus after promotion of 50% of as-promoted base salary and 25% of target bonus attributable to individual performance.

SUMMARY COMPENSATION TABLE

(12)	Consists of Ms. Sergeeff’s annual cash bonus attributable to corporate performance in the amount of: (i) $59,676 under the 2013 incentive plan applicable to non-executive employees for the portion of the year prior to her promotion to Executive Vice President and General Counsel, with her target bonus prior to promotion of 40% of base salary and 70% of target bonus attributable to corporate performance, and (ii) $6,884 under the 2013 Executive Incentive Plan for the portion of the year after her promotion to Executive Vice President and General Counsel, with her target bonus after promotion of 50% of as-promoted base salary and 75% of target bonus attributable to individual performance.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 31, 2014 to the Named Executives.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2014

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)(5)	Maximum ($)	Threshold (#)	Target (#)(6)	Maximum (#)(6)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Thomas Carson	N/A	N/A		$600,000	$1,200,000
	3/1/2014	2/11/2014								135,000	$24.840	$1,303,884
	3/1/2014	2/11/2014							85,000		$0.001	$2,111,315
	3/1/2014	2/11/2014					85,000	127,500			$0.001	$2,111,315
Peter Halt	N/A	N/A		$180,765	$361,530
	3/1/2014	2/11/2014								23,000	$24.840	$222,143
	3/1/2014	2/11/2014							25,000		$0.001	$620,975
	3/1/2014	2/11/2014					25,000	37,500			$0.001	$620,975
John Burke(1)	N/A	N/A		$160,336	$320,672
	4/1/2014	2/21/2014								50,000	$23.580	$444,270
	5/1/2014	2/21/2014							55,000		$0.001	$1,213,245
	5/1/2014	2/21/2014					55,000	82,500			$0.001	$1,213,245
Pamela Sergeeff	N/A	N/A		$125,625	$251,250
	3/1/2014	2/11/2014								18,500	$24.840	$178,680
	3/1/2014	2/11/2014							50,000		$0.001	$1,241,950
	3/1/2014	2/11/2014					20,000	30,000			$0.001	$496,780

(1)	Mr. Burke began his employment with the company on March 18, 2014. Pursuant to the terms of his offer letter with the company dated February 25, 2014, Mr. Burke’s incentive cash bonus for 2014 was earned and paid on a pro-rated basis.

(2)	We award the corporate component of cash bonuses pursuant to our 2014 Senior Executive Company Incentive Plan. The 2014 Senior Executive Company Incentive Plan provides for the award of such annual cash bonuses based upon the attainment of: (i) corporate performance based on specified revenue and operating income goals and (ii) individual performance based upon achievement of pre-established management objectives. The table above reflects the target and maximum cash bonuses that each Named Executive could earn with respect to the corporate performance goals. The actual amount of the cash bonus attributable to corporate performance that was earned and paid to each of the Named Executives for fiscal year ended December 31, 2014 is set forth in the Summary Compensation Table under the column Non-Equity Incentive Plan Compensation.

SUMMARY COMPENSATION TABLE

(3)	All restricted stock awards granted to the Named Executives in 2014 were granted under the company’s 2008 Equity Incentive Plan

(4)	Represents the aggregate grant date fair value of each award as computed in accordance with FASB ASC Topic 718. For the performance-based restricted stock awards, this value is adjusted based upon the probable outcome of the performance conditions, excluding the effect of estimated forfeitures.

(5)	Amounts represent the target payout with respect to corporate performance under the 2014 Senior Executive Company Incentive Plan assuming 100% achievement of target.

(6)	Represents the target and maximum number of shares that may be earned under the performance-based restricted stock awards granted to Named Executives in 2014 under the company’s 2008 Equity Incentive Plan.

Discussion of Summary Compensation and Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our continuing compensation plans and arrangements is set forth below.

Employment Agreements with Named Executives

Mr. Carson. In December 2011, we appointed Mr. Carson as the company’s President and Chief Executive Officer. On December 14, 2011 we entered into an offer letter agreement with Mr. Carson under which, he is entitled to an annual base salary, currently set at $625,000, and is eligible to participate in the Company’s Annual Executive Incentive Plan with a cash bonus target equal to 100% of his base salary, with such percentage subject to change each year as determined by the company’s compensation committee. Pursuant to the offer letter agreement, on January 3, 2012 the company also granted Mr. Carson: (i) options to purchase 300,000 shares of company common stock, having a term of seven years and vesting over four years, with 25% vesting on the one-year anniversary of the grant date and the remaining vesting monthly thereafter, (ii) a restricted stock award in the amount of 100,000 shares that will vest over four (4) years with 25% vesting on each of the annual anniversaries of the grant date, and, (iii) a second restricted stock award in the amount of 150,000 shares that will vest over a period of up to four years based on the achievement of total annual (measured on a calendar year basis) Non-GAAP operating profit performance metrics. Also in December 2011, Rovi entered into an Amended and Restated Executive Severance and Arbitration Agreement with Mr. Carson, which supersedes and replaces Mr. Carson’s previous executive severance and arbitration agreement, the terms of which are described under “Potential Payments upon Termination or Change of Control.”

Mr. Burke. In March 2014, we hired and appointed Mr. Burke as our Executive Vice President and Chief Operating Officer. Under the terms of Mr. Burke’s employment, he is entitled to an annual base salary, currently set at $475,000, and is eligible to participate in the company’s Annual Executive Incentive Plan on a pro-rated basis with a cash bonus target equal to 60% of his base salary, with such percentage subject to change each year as determined by the company’s compensation committee. On May 1, 2014 we granted Mr. Burke two restricted stock awards: (i) the first in the amount of 55,000 shares which will vest over four (4) years with 25% vesting on each of the annual anniversaries of the grant date, and (ii) the second restricted stock award in the amount of 55,000 shares that will vest over a period of up to three years based on the achievement of total annual (measured on a calendar year

SUMMARY COMPENSATION TABLE

basis) Non-GAAP operating profit performance metrics. On April 1, 2014 we granted Mr. Burke options to purchase 50,000 shares of our common stock, having a term of seven years and vesting over four years, with 25% vesting on the one-year anniversary of the grant date and the remaining vesting monthly thereafter. Also Mr. Burke was offered an Executive Severance and Arbitration Agreement, the terms of which are described under “Potential Payments upon Termination or Change of Control.”

Mr. Halt. In May 2012, we appointed Mr. Halt as our Chief Financial Officer, effective May 19, 2012. Under the terms of Mr. Halt’s employment, he is entitled to an annual base salary, currently set at $413,751, and is eligible to participate in the company’s Annual Executive Incentive Plan with a cash bonus target equal to 60% of his base salary, with such percentage subject to change each year as determined by the company’s compensation committee. On June 1, 2012 we granted Mr. Halt options to purchase 75,000 shares of our common stock, having a term of seven years and vesting over four years, with 25% vesting on the one-year anniversary of the grant date and the remaining vesting monthly thereafter; two restricted stock awards: (i) the first in the amount of 25,000 shares which will vest over four (4) years with 25% vesting on each of the annual anniversaries of the grant date, and (ii) the second restricted stock award in the amount of 5,000 shares that will vest over a period of up to four years based on the achievement of total annual (measured on a calendar year basis) Non-GAAP operating profit performance metrics. Also Mr. Halt was offered an Executive Severance and Arbitration Agreement, the terms of which are described under “Potential Payments upon Termination or Change of Control.”

Ms. Sergeeff. In December 2013, we appointed Ms. Sergeeff as our Executive Vice President, General Counsel and Secretary, effective December 7, 2013. Under the terms of Ms. Sergeeff’s employment with the company, she is entitled to an annual base salary, currently set at $355,100, and is eligible to participate in the Senior Executive Company Incentive Plan (the “EIP”) with a cash bonus target equal to 50% of her base salary. Ms. Sergeeff was also offered an Executive Severance and Arbitration Agreement, the terms of which are described under “Potential Payments upon Termination or Change of Control.”

2014 Senior Executive Company Incentive Plan Cash Awards. Our 2014 Executive Incentive Plan provides for annual cash bonus award opportunities to reward executive officers for performance in the prior fiscal year. For more information regarding our 2014 Executive Incentive Plan, please see the section entitled “2014 Senior Executive Company Incentive Plan” in the Compensation Discussion and Analysis above.

For additional information relating to the base salary and target bonuses of our named executives, see the section entitled “Short-Term Incentive Compensation” in the Compensation Discussion and Analysis section above.

Executive Severance and Arbitration Agreements. Our Named Executives have entered into executive severance and arbitration agreements as described under “Potential Payments upon Termination or Change of Control.”

Summary of the 2008 Equity Plan

All our executives received options and restricted stock under our 2008 Equity Incentive Plan. The following description of the 2008 Equity Incentive Plan is a summary and therefore is qualified by reference to the complete text of the 2008 Equity Incentive Plan, a complete copy of which is filed with the SEC.

SUMMARY COMPENSATION TABLE

General. The following description of the 2008 Equity Incentive Plan (the “2008 Equity Plan”) is a summary and therefore is qualified by reference to the complete text of the 2008 Equity Plan, a complete copy of which is filed with the SEC. The purpose of the 2008 Equity Plan is to provide equity ownership incentives to current and prospective management, employees, non-employee directors and other service providers in order to incent and reward superior performance in achieving the company’s long-term objectives, with the attendant rewards aligning with increased stockholder value as expressed in higher share prices.

Eligibility. The company’s employees, consultants, independent contractors and non-employee directors, and those of the company’s subsidiaries, are eligible to receive stock awards under the 2008 Equity Plan. The company’s chief executive officer was not eligible to receive awards under the 2008 Equity Plan until May 24, 2011 when the company’s stockholders approved an amendment to the company’s 2008 Equity Incentive Plan to allow the company’s chief executive officer to participate in such plan.

Terms and Conditions of Options. Each option is evidenced by a stock option agreement between the company and the optionee and is subject to the following additional terms and conditions:

Exercise Price. The exercise price per share in the case of any option granted under the 2008 Equity Plan may not be less than 100% of the fair market value of the common stock on the grant date. For purposes of establishing the exercise price and for all other valuation purposes under the 2008 Equity Plan, the fair market value of a share of common stock on any relevant date will be the closing selling price per share of common stock on that date, as reported on NASDAQ. Except for adjustments upon changes in capitalization, stock split or dividend, merger or similar event, the 2008 Equity Plan prohibits the company from decreasing the exercise price or purchase price of any outstanding award (including by means of cancellation or re-grant) without stockholder approval.

Exercise of Option; Form of Consideration. Awards granted under the 2008 Equity Plan in the form of options may be exercised in whole or in part and the purchase price may be paid in cash, other shares of the company’s common stock, through a same day sale program, through a margin commitment program, or any combination of the foregoing. Options granted under the 2008 Equity Plan become exercisable at such time or times as the compensation committee may determine and provide in the option grant agreement. The compensation committee may accelerate the vesting and exercisability of all or any portion of an option at any time, including but not limited to options held by officers and non-employee directors upon the happening of certain events such as a merger.

No optionee will have any stockholder rights with respect to the option shares until the optionee has exercised the option, paid the exercise price and become a holder of record of the shares. During the optionee’s lifetime, the option may be exercised only by the optionee and options are not assignable or transferable other than by will or the laws of descent and distribution. However, the compensation committee may allow an optionee to transfer, for no consideration, non-statutory options to members of the optionee’s immediate family, to trusts or partnerships for the exclusive benefit of members of the optionee’s immediate family, to charitable organizations or pursuant to a domestic relations order or property settlement agreement.

Term of Option. Awards granted in the form of options under the 2008 Equity Plan must be exercised within a period fixed by the compensation committee, which period currently is set as not exceeding seven years from the date of the grant of the option. Options may expire before the end of the option period if the optionee’s service with the company ceases for any reason, including death, disability, retirement or termination.

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Termination of Service. Any option held by the optionee upon termination of service will cease to be exercisable 3 months following termination of service (12 months in the case of options granted to non-employee directors), unless otherwise provided in such person’s option agreement. Each such option will normally be exercisable only as to shares of common stock in which the optionee is vested at the time of termination. The compensation committee has complete discretion to accelerate the exercisability of such options in whole or in part or to extend the period in which optionees may exercise vested equity awards after termination of service. This discretion may be exercised at any time while the options remain outstanding. If an optionee’s service terminates for cause (as defined in the 2008 Equity Plan), any option held by the optionee shall immediately terminate and be of no further force and effect, unless otherwise provided by the Administrator.

Generally, if an optionee’s employment terminates as a result of optionee’s retirement, disability or death, all outstanding options that were vested and exercisable as of the optionee’s termination date may be exercised for twelve months following the optionee’s termination date but in no event after the expiration date. The compensation committee has the authority to extend the period of time for which an award is to remain exercisable following an optionee’s termination (taking into account limitations and consequences under the Code) but not beyond the expiration of the term of the award.

Terms and Conditions of Stock Awards.

Restricted Stock Awards. The 2008 Equity Plan authorizes the compensation committee to grant restricted stock awards and restricted stock units. A restricted stock award is an award entitling the recipient to receive shares of our common stock or to receive the economic equivalent of shares of our common stock subject to such restrictions and conditions as the compensation committee may determine, at a purchase price and for such consideration as the compensation committee may determine. Such restricted stock awards and units may, at the discretion of the compensation committee, be based on continuing employment (or other business relationship) with the company and its subsidiaries or the achievement of pre-established performance goals and objectives.

Performance Awards. The 2008 Equity Plan also authorizes the compensation committee to grant performance awards, entitling the recipient to receive a prescribed number of shares of the company’s common stock, upon the achievement of performance goals and objectives as determined by the compensation committee based upon criteria set forth in the 2008 Equity Plan. The 2008 Equity Plan is designed to permit the company to provide compensation in shares of stock that qualifies as performance-based compensation under Section 162(m) of the Code. Each performance award has an initial value equal to the fair market value of the underlying shares of common stock on the grant date.

The performance criteria set forth in the 2008 Equity Plan that may be used by the compensation committee in establishing the performance goals and objectives for vesting of performance awards and other types of awards are net earnings (either before or after interest, taxes, depreciation and amortization, and other non-cash or nonrecurring items), net losses, sales or revenue, operating income, operating cash flow, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, gross or net profit margin, earnings per share, price per share of our common stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

Nontransferability. Generally, stock options and stock appreciation rights granted under the 2008 Equity Plan are not transferable other than by will or the laws of descent and distribution or to a designated beneficiary upon the awardee’s death. The compensation committee may in its discretion make a stock option or stock appreciation right transferable (other than for value) to an awardee’s family member or any other person or entity as it deems appropriate.

SUMMARY COMPENSATION TABLE

Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale. If any change of common stock occurs (through a recapitalization, stock dividend, stock split, reorganization, merger or similar change affecting our common stock), the company will make appropriate adjustments in the number and kind of shares covered by each outstanding option or other award granted under the 2008 Equity Plan, the maximum number of shares reserved for issuance under the 2008 Equity Plan, the number of equity awards that can be granted to any one individual participant in a single calendar year, and the exercise price per share in respect of each outstanding option or other award in order to prevent dilution or enlargement of benefits thereunder.

In the event of a corporate transaction (such as dissolution or liquidation, merger with and into another entity, or sale of all or substantially all of our assets), the compensation committee, in its discretion, may provide for the assumption or substitution of each outstanding award, may accelerate the exercise date of options, may terminate any restrictions or performance conditions on stock awards, and may cancel awards that have not been exercised or are not vested, including for a cash payment to the optionee. Additionally, the compensation committee may accelerate the vesting and exercisability of all or any portion of an option upon the happening of such events.

Section 162(m) Limitations. Section 162(m) of the Code generally disallows a tax deduction to a public company for compensation in excess of $1 million paid in a year to the company’s chief executive officer or any of the three other most highly compensated officers, not including the chief financial officer. Stock options and other stock awards may qualify as performance-based compensation if the company satisfies certain requirements in connection with the plan under which the awards are granted. Among other requirements, the plan must be stockholder-approved and must contain a limit on the number of shares that may be granted to any one individual under the plan during a specified period. Accordingly, the 2008 Equity Plan provides that no awardee may be granted equity awards covering more than 1,500,000 shares in any calendar year.

Additional requirements apply to certain forms of compensation, such as stock awards other than stock options and stock appreciation rights, in order for them to qualify as performance-based compensation, including a requirement that payment of the value of the awards be contingent upon achievement of performance goals that are established in a manner specified under Section 162(m) of the Code.

Although the company sought stockholder approval of the 2008 Equity Plan in a manner that will allow awards granted thereunder to qualify as performance-based compensation under Section 162(m), it does not guarantee that awards granted hereunder will so qualify and the company from time to time may choose to grant awards that cannot so qualify. To continue to comply with Section 162(m), the company will be required to seek stockholder approval of the qualifying performance criteria again in 2018.

Amendment and Termination of the 2008 Equity Plan. The 2008 Equity Plan does not have an expiration date. The company’s board of directors may, at any time, amend or discontinue the 2008 Equity Plan, and the compensation committee may amend or cancel any option for any lawful purpose, but no action can adversely affect rights under any outstanding option without the optionee’s consent. Except for adjustments upon changes in capitalization, stock split or dividend, merger or similar event, the 2008 Equity Plan prohibits the company from decreasing the exercise price or purchase price of any outstanding award (including by means of cancellation or re-grant) without stockholder approval. Without further stockholder approval, no incentive stock option may be granted after July 15, 2018.

SUMMARY COMPENSATION TABLE

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards held by the Named Executives as of December 31, 2014.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Thomas Carson	25,000			$30.00	9/1/2016	237,500(8)	$5,365,125	120,375(12)	$2,719,271
	29,172			$33.43	3/1/2017			108,850(13)	$2,458,922
	39,272			$36.74	4/1/2017			85,000(14)	$1,920,150
	37,500	2,500(1)		$54.10	3/1/2018
	218,750	81,250(2)		$24.56	1/3/2019
		135,000(3)		$24.84	3/1/2021
Peter Halt	46,875	28,125(4)		$23.48	6/1/2019	100,625(9)	$2,273,119	4,012(15)	$90,631
		23,000(5)		$24.84	3/1/2021			46,650(16)	$1,053,824
								25,000(14)	$564,750
John Burke		50,000(6)		$23.58	4/1/2021	55,000(10)	$1,242,450	55,000(14)	$1,242,450
Pamela Sergeeff		18,500(7)		$24.84	3/1/2021	65,063(11)	$1,469,773	20,000(14)	$451,800

During 2014, the Named Executives received option grants and restricted stock awards under the 2008 Equity Incentive Plan. All such option grants were at exercise prices equal to the fair market value of our common stock on the grant dates. All of these options vest over a four-year period after grant, subject to the Named Executive’s continued employment with the company. All options granted to the Named Executives in 2014 expire seven years from the grant date, unless the participant’s employment with the company terminates before the end of such seven-year period.

(1)	Of the shares underlying unvested options, approximately 834 will vest on the 1st of each month through March 1, 2015.

(2)	Of the shares underlying unvested options, approximately 6,250 will vest on the 3rd of each month through January 3, 2016.

(3)	Of the shares underlying unvested options, 33,750 will vest on March 1, 2015, and approximately 2,813 will vest on the 1st of each month thereafter through March 1, 2018.

(4)	Of the shares underlying unvested options, approximately 1,563 will vest on the 1st of each month through June 1, 2016.

SUMMARY COMPENSATION TABLE

(5)	Of the shares underlying unvested options, 5,750 will vest on March 1, 2015, and approximately 480 will vest on the 1st of each month thereafter through March 1, 2018.

(6)	Of the shares underlying unvested options, 12,500 will vest on April 1, 2015, and 1,042 will vest on the 1st of each month thereafter through April 1, 2018.

(7)	Of the shares underlying unvested options, 4,625 will vest on March 1, 2015, and approximately 386 will vest on the 1st of each month thereafter through March 1, 2018.

(8)	These shares vest as follows: 25,000 shares on January 3, 2015; 61,250 shares on March 1, 2015; 25,000 shares on January 3, 2016; 52,500 shares on March 1, 2016; 52,500 shares on March 1, 2017; and 21,250 shares on March 1, 2018.

(9)	These shares vest as follows: 27,500 shares on March 1, 2015; 6,250 shares on July 1, 2015; 2,250 shares on September 1, 2015; 27,500 shares on March 1, 2016; 6,250 shares on July 1, 2016; 24,625 shares on March 1, 2017; and 6,250 shares on March 1, 2018.

(10)	These shares vest as follows: 13,750 shares on May 1, 2015, May 1, 2016, May 1, 2017 and May 1, 2018.

(11)	These shares vest as follows: 18,406 shares on March 1, 2015; 2,000 shares on September 1, 2015; 17,157 shares on March 1, 2016; 15,000 shares on March 1, 2017; and 12,500 shares on March 1, 2018.

(12)	No shares vested in 2013 for 2012 performance based on performance relative to Non-GAAP Operating Profit plan. 29,625 shares vested in 2014 for 2013 performance based on performance relative to Non-GAAP Operating Profit plan. 34,125 shares vested in 2015 for 2014 performance based on performance relative to Non-GAAP Operating Profit plan. If performance metrics result in 100% of Non-GAAP Operating Profit plan for 2015, 37,500 shares will vest in 2016 for 2015 performance. Any unvested shares after the 2016 vesting determination will be cancelled.

(13)	31,150 shares vested in 2014 for 2013 performance based on performance relative to Non-GAAP Operating Profit plan and management objective achievement. 32,900 shares vested in 2015 for 2014 performance based on performance relative to Non-GAAP Operating Profit plan. If performance metrics result in 100% of Non-GAAP Operating Profit plan for 2015 and 2016, these shares vest as follows: 35,000 shares in 2016 for 2015 performance; and 35,000 shares in 2017 for 2016 performance. Any unvested shares after the 2017 vesting determination will be cancelled.

(14)	These shares are eligible to vest on March 1, 2017, based on the achievement of total annual revenue and Non-GAAP operating profit performance metrics (each measured on a calendar year basis).

(15)	No shares vested in 2013 for 2012 performance based on performance relative to Non-GAAP Operating Profit plan. 988 shares vested in 2014 for 2013 performance based on performance relative to Non-GAAP Operating Profit plan. 1,138 shares vested in 2015 for 2014 performance based on performance relative to Non-GAAP Operating Profit plan. If performance metrics result in 100% of Non-GAAP Operating Profit plan for 2015, 1,250 shares will vest in 2016 for 2015 performance. Any unvested shares after the 2016 vesting determination will be cancelled.

(16)

13,350 shares vested in 2014 for 2013 performance based on performance relative to Non-GAAP Operating Profit plan and management objective achievement. 14,100 shares vested in 2015 for 2014 performance based on performance relative to Non-GAAP Operating Profit plan. If performance metrics

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result in 100% of Non-GAAP Operating Profit plan for 2015 and 2016, these shares vest as follows: 15,000 shares in 2016 for 2015 performance; and 15,000 shares in 2017 for 2016 performance. Any unvested shares after the 2017 vesting determination will be cancelled.

Option Exercises and Stock Vested

The following table shows for the fiscal year ended December 31, 2014 certain information regarding option exercises and stock awards accrued on vesting during the last fiscal year with respect to the Named Executives:

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Thomas Carson			125,775	$3,009,875
Peter Halt			46,338	$1,141,732
John Burke
Pamela Sergeeff			16,040	$392,005

(1)	Represents the vesting of restricted stock.

(2)	The value realized is based upon the closing market price of our common stock on the vesting date multiplied by the number of shares of restricted stock vested, less the par value of the stock issued.

Potential Payments upon Termination or Change of Control

We entered into executive severance and arbitration agreements with: Mr. Halt in connection with his appointment as Chief Financial Officer, and Ms. Sergeeff in connection with her appointment as Executive Vice President and General Counsel (see Exhibit 10.22 to the company’s Annual Report on Form 10-K filed with the SEC on February 12, 2014). Under the agreements, in the event of a change in control of Rovi, each of these executives is entitled to receive minimum severance payments in the form of twelve months of salary continuation calculated on base salary (excluding bonus) upon termination of employment for any reason other than cause. In addition, upon such event all unvested stock awards held by these executives shall become immediately vested. The only severance payments payable to these executives are those that require (1) a change in control of Rovi and (2) the executive’s termination of employment by the company without cause or by the executive with good reason. The executives are also entitled to receive all welfare benefits we have provided to them immediately prior to a change in control during the period we are obligated to make their severance payments, or if sooner, until the executive is entitled to welfare benefits from any entity employing the executive after the executive’s employment with the company terminates. The executive’s right to receive benefits under these agreements, including the executive’s right to exercise any options that have accelerated under these agreements, will cease if the executive accepts employment with one of our competitors. In addition, the executive agrees not to solicit, for one year following termination, any employee of ours to work for another business.

We entered into an executive severance and arbitration agreement with Mr. Burke in March 2014, in connection with his employment with Rovi (see Exhibit 10.2 to the company’s Current Report on Form 8-K filed with the SEC on March 13, 2014). The agreement provides, among other things, that if,

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at any time, the company terminates Mr. Burke’s employment without cause, and other than as a result of Mr. Burke’s death or disability, or Mr. Burke resigns for good reason, then: (i) the company shall continue to pay Mr. Burke at his regular base pay and shall provide certain welfare benefits for a period of 12 months immediately following the termination of employment; and (ii) the company shall pay Mr. Burke an amount equal to Mr. Burke’s target bonus (assuming full performance, but no over-performance, of targets, and for clarity excluding any discretionary bonuses) pro-rata for the amount of time employed during the year in which Mr. Burke’s termination occurs, payable in a lump-sum, less applicable deductions and withholdings, on the 60th day following his termination date. Additionally, in the event that a change in control of the company occurs and, within the period beginning ninety (90) days before the date of the change in control and ending 12 months thereafter, Mr. Burke’s employment either is terminated by the company without cause or Mr. Burke voluntarily terminates his employment with the company with good reason, then, in addition to the severance benefits discussed above, Mr. Burke will also receive the following additional severance benefits: (i) all stock awards held by Mr. Burke as of the date of termination will immediately vest and become fully exercisable; and (ii) the company shall pay Mr. Burke an amount equal to Mr. Burke’s target bonus (assuming full performance, but no over-performance, of targets, and for clarity excluding any discretionary bonuses) for the remainder of the year in which Mr. Burke’s termination occurs (to the extent such pro rata bonus under the above severance benefit is less than the entire year), payable in a lump-sum, less applicable deductions and withholdings, on the 60th day following his termination date. If Mr. Burke commences new employment with compensation that is substantially comparable to such severance pay within the 12 month period following the termination date, Mr. Burke’s salary continuation and welfare benefits shall cease on the later of the date six months after the termination of employment with the company or the date Mr. Burke commences new employment. Payment of the severance benefits is conditioned, among other things, on Mr. Burke delivering an effective, general release of claims in favor of the company.

We originally entered into an executive severance and arbitration agreement with Mr. Carson in December 2009 to replace his employment agreement and align his benefits with those of the Named Executives other than the chief executive officer. In connection with Mr. Carson’s appointment as President and Chief Executive Officer, on December 14, 2011, the company entered into an amended and restated executive severance and arbitration agreement with Mr. Carson (see Exhibit 10.2 to the company’s Current Report on Form 8-K filed with the SEC on December 16, 2011). The agreement provides, among other things, that if, at any time, the company terminates Mr. Carson’s employment without cause, and other than as a result of Mr. Carson’s death or disability, or Mr. Carson resigns for good reason, then: (i) the company shall continue to pay Mr. Carson at his regular base pay and shall provide certain welfare benefits for a period of 12 months immediately following the termination of employment; (ii) the company shall pay Mr. Carson an amount equal to Mr. Carson’s target bonus (assuming full performance, but no over-performance, of targets, and for clarity excluding any discretionary bonuses) for the year in which Mr. Carson’s termination occurs, payable in a lump-sum, less applicable deductions and withholdings, on the 60th day following his termination date; and (iii) stock awards (other than performance-based awards and future grants of similar performance-based vesting shares) held by Mr. Carson as of the date of termination will immediately vest and become exercisable as to the number of shares that would have vested in accordance with the applicable vesting schedule as if Mr. Carson had been in service for an additional twelve months after the termination date. Additionally, in the event that a change in control of the company occurs and, within the period beginning 90 days before the date of the change in control and ending 12 months thereafter, Mr. Carson’s employment either is terminated by the company without cause or Mr. Carson voluntarily terminates his employment with the company with good reason: (i) the company shall pay Mr. Carson the severance benefits discussed above; provided, that if Mr. Carson commences within such 12 month period new employment with compensation that is substantially comparable to such severance pay,

SUMMARY COMPENSATION TABLE

Mr. Carson’s salary continuation and welfare benefits shall cease on the later of the date six months after the termination of employment with the company or the date Mr. Carson commences new employment; and (ii) all stock awards held by Mr. Carson as of the date of termination will immediately vest and become exercisable. Payment of the severance benefits is conditioned, among other things, on Mr. Carson delivering an effective, general release of claims in favor of the company and on his resignation from the company’s Board of Directors.

Under the terms of the company’s executive severance and arbitration agreements with Messrs. Carson, Burke and Halt, and Ms. Sergeeff, a change in control occurs in the event continuing directors (as defined in such agreements) cease to constitute at least a majority of the Board of Directors. The election of some or all of the Engaged Capital nominees could constitute a change in control under these agreements. However, the occurrence of a change in control under such agreements does not, by itself, trigger any payments. Such payments are only payable if, in addition to the change in control, the executive is terminated by the company without cause or the executive voluntarily terminates employment with the company with good reason within the time periods specified in such agreements.

None of our Named Executives is entitled to any payments from the company in the event his or her employment by the company terminates as a result of death or disability. Furthermore, Mr. Halt and Ms. Sergeeff are not entitled to any payments from the company in the event his or her employment by the company terminates as the result of the voluntary or involuntary termination of his or her employment not in connection with a change in control of the company.

In the event that the company had terminated the employment of Mr. Halt and Ms. Sergeeff without “cause” or he or she had voluntarily terminated with good reason on December 31, 2014, and this was within 90 days prior or 12 months following a change in control of the company, then Mr. Halt would be entitled to salary continuation having a value of $401,700, accelerated vesting of stock options having a value of $0, accelerated vesting of restricted stock having a value of $3,982,147, and healthcare benefit continuation having a value of $19,577, for a total value of $4,403,424. Ms. Sergeeff would be entitled to salary continuation having a value of $335,000, accelerated vesting of stock options having a value of $0, accelerated vesting of restricted stock having a value of $1,921,488, and healthcare benefit continuation having a value of $7,199, for a total value of $2,263,687.

In the event the company had terminated Mr. Burke’s employment without cause, or Mr. Burke resigned for good reason on December 31, 2014, then Mr. Burke would be entitled to regular base pay, target bonus and certain welfare benefits for a period of 12 months immediately following the termination of employment having a total value of $683,077 comprised of the following: salary continuation having a value of $450,000, a target bonus payment of $213,781, and healthcare benefit continuation having a value of $19,296; provided, however, if such termination or resignation took place within a period beginning 90 days before or 12 months after a change in control: (i) these amounts would be adjusted in accordance with Mr. Burke’s executive severance and arbitration agreement as described above if, within the 12 month period immediately following his termination of employment, Mr. Burke commences new employment with compensation that is substantially comparable to his severance pay, and (ii) all stock awards held by Mr. Burke as of the date of termination would immediately vest and become exercisable, with additional accelerated vesting of stock options having a value of $0 and additional accelerated vesting of restricted stock having a value of $2,484,790.

In the event the company had terminated Mr. Carson’s employment without cause, or Mr. Carson resigned for good reason on December 31, 2014, then Mr. Carson would be entitled to regular base pay, target bonus and certain welfare benefits for a period of 12 months immediately following the termination of employment having a total value of $3,167,597 comprised of the following: salary continuation having a value of $600,000, a target bonus payment of $600,000, accelerated vesting of

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stock options having a value of $0, accelerated vesting of restricted stock having a value of $1,948,301, and healthcare benefit continuation having a value of $19,296; provided, however, if such termination or resignation took place within a period beginning 90 days before or 12 months after a change in control: (i) these amounts would be adjusted in accordance with Mr. Carson’s amended and restated executive severance and arbitration agreement as described above if, within the 12 month period immediately following his termination of employment, Mr. Carson commences new employment with compensation that is substantially comparable to his severance pay, and (ii) all stock awards held by Mr. Carson as of the date of termination would immediately vest and become exercisable, with additional accelerated vesting of stock options having a value of $0 and additional accelerated vesting of restricted stock having a value of $10,514,615.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

Non-Employee Director Compensation Philosophy

Our non-employee director compensation philosophy is based on the following guiding principles:

•	Aligning the long-term interests of stockholders and directors; and

•	Compensating directors appropriately and adequately for their time, effort and experience.

The elements of director compensation consist of annual cash retainers and equity awards, as well as customary and usual expense reimbursement in attending company meetings. The targeted competitive position for total annual compensation for our non-employee directors is between the 50th and 65th percentile of peers. In an effort to align the long-term interests of our stockholders and non-employee directors, the mix of cash and equity compensation has historically been, and is currently, weighted more heavily to equity.

Each year, our compensation committee reviews non-employee director compensation levels with its compensation consultant and recommends to our Board, as it deems appropriate, changes to such compensation levels. Our director compensation for fiscal 2014 and fiscal 2015 is described below.

Non-Employee Director Compensation for Fiscal 2014

Since July 1, 2013, each of the company’s non-employee directors, except for the chairman of the Board, received an annual cash retainer of $50,000, and the chairman of the Board received an annual cash retainer of $100,000. Each director serving on the committees of the company’s Board of Directors received annual cash retainers in the following amounts: the chair of the audit committee received $35,000; each other member of the audit committee received $20,000; the chair of the compensation committee received $25,000; each other member of the compensation committee received $15,000; the chair of the corporate governance and nominating committee received $15,000; and each other member of the corporate governance and nominating committee receive $5,000. The company does not pay, and directors do not receive, any “per-meeting” fees as the annual retainer and respective committee fees are ascertained to provide proper compensation for Board duties irrespective of the number of meetings held.

Each of above-mentioned cash retainers are paid in four quarterly installments in January, April, July and October to those directors who served on the Board of Directors on such payment dates. Non-employee directors are also reimbursed for customary and usual travel expenses incurred attending company meetings.

Stock Awards. Each non-employee director also received restricted stock under the 2008 Equity Plan. Under the 2008 Equity Plan, each director received on the first eligible restricted stock granting date after such person first becomes a non-employee director an automatic initial restricted stock grant for the number of shares with a market value equal to $440,000 on the grant date. The restricted stock has a purchase price equal to $0.001 per share, par value, and is subject a three-year vesting schedule, with 1/3 of the shares vesting on the each of the first, second and third anniversary of the grant date, in each case provided that such member remains on the Board of Directors of the company through the applicable vesting date. Employee directors who terminate employment and continue as non-employee directors were not eligible to receive this initial grant.

DIRECTOR COMPENSATION

In addition, on the first eligible restricted stock granting date after the date of the company’s annual stockholders’ meeting each year, each non-employee director, provided that he or she served on the Board for at least a year and if he or she continued to serve as a member of the company’s Board of Directors, received an automatic annual restricted stock grant for the number of shares with a market value equal to $220,000 on the grant date. The restricted stock has a purchase price equal to $0.001 per share, par value, and is subject a one-year vesting schedule, with all of the shares vesting on the first anniversary of the Board grant date, in each case provided that such member remains on the Board of Directors of the company through the applicable vesting date.

The table below summarizes the compensation paid by the company to our non-employee directors for the fiscal year ended December 31, 2014. Director Lucas was appointed to the Board in 2015 and is therefore excluded from the below table.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2014

Name (a)	Fees earned or paid in cash ($)(b)	Stock Awards ($)(c)(1)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(f)	All Other Compensation ($)(g)	Total ($)(h)
Alan L. Earhart	$85,000	$219,973					$304,973
Andrew K. Ludwick	$150,000	$219,973					$369,973
James E. Meyer	$70,000	$219,973					$289,973
James P. O’Shaughnessy	$75,000	$219,973					$294,973
Ruthann Quindlen	$70,000	$219,973					$289,973

(1)	Amounts disclosed under “Stock Awards” represent the aggregate grant date fair value of stock awards granted during fiscal 2014. The estimated fair value of stock awards is calculated based on the market price of our common stock on the date of grant. All non-employee directors were each granted 8,946 restricted stock awards. The restricted stock has a purchase price equal to $0.001 per share, par value.

As of December 31, 2014, the following directors held the following number of outstanding options: Mr. Earhart - 45,000 shares, all of which are exercisable; Mr. Ludwick - 45,000 shares, all of which are exercisable; Mr. Meyer - 45,000 shares, all of which are exercisable; Mr. O’Shaughnessy - 83,000 shares, all of which are exercisable; and Ms. Quindlen - 15,000 shares, all of which are exercisable.

As of December 31, 2014, Messrs. Earhart, Ludwick, Meyer, O’Shaughnessy and Quindlen each held 8,946 shares subject to unvested stock awards.

DIRECTOR COMPENSATION

Non-Employee Director Compensation for Fiscal 2015

Based on the above director compensation philosophy and the review of current compensation levels, no changes to non-employee director compensation were made for fiscal 2015, and compensation levels remain as discussed above for 2014 non-employee director compensation.

Employee Director Compensation for Fiscal 2014

Mr. Carson is an employee, and, accordingly, received salary as disclosed in the “Summary Compensation Table” above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From January 1, 2014 to the date of this report, there have not been any transactions, and there are currently no proposed transactions, in which the amount involved exceeded $120,000 to which we or any of our subsidiaries were or are to be a party and in which any executive officer, director, nominee for director, 5% beneficial owner of our common stock or member of their immediate family had or will have a direct or indirect material interest, except as described above under “Executive Compensation.” There are no business relationships between us and any entity of which a director of the company is an executive officer or of which a director of the company owns an equity interest in excess of 10%, involving indebtedness in excess of 5% of our total consolidated assets for 2014 or involving payments for property or services in excess of 5% of our (or the other entity’s) consolidated gross revenues for 2014.

Procedures for Approval of Related Party Transactions

We have a number of policies, procedures and practices that relate to the identification, review and approval of related party transactions. In accordance with our Corporate Governance Guidelines, our Board of Directors reviews the relationships that each director has with the company and shall endeavor to have a majority of directors that are “independent directors” as defined by the SEC and NASDAQ rules. As part of the review process, the company distributes and collects questionnaires that solicit information about any direct or indirect transactions with the company from each of our directors and officers and legal counsel reviews the responses to these questionnaires and reports the any related party transactions to the audit committee. We may enter into arrangements in the ordinary course of our business that involve the company receiving or providing goods or services on a non-exclusive basis and at arm’s-length negotiated rates or in accordance with regulated price schedules with corporations and other organization in which a company director, executive officer or nominee for director may also be a director, trustee or investor, or have some other direct or indirect relationship.

Our Code of Personal and Business Conduct and Ethics requires all directors, officers and employees to avoid any situation that involves an actual or apparent conflict of interest in personal and professional relationships or with their duty to, or with any interest of, the company. Depending on the nature of the potential conflict, such related party transactions involving an employee require approval by our Ethics Compliance Officer, Chief Financial Officer or Chief Executive Officer. If such transaction is determined to be material to the company by our Ethics Compliance Officer, Chief Financial Officer or Chief Executive Officer, our audit committee must review and approve in writing in advance such related party transactions. All related party transactions involving the company’s directors or executive officers or members of their immediate families must be reviewed and approved in writing in advance by the audit committee.

LEGAL PROCEEDINGS

LEGAL PROCEEDINGS

There are no material proceedings to which any director, officer or affiliate of the company, any owner of record or beneficially of more than five percent of any class of voting securities of the company, any associate of any such director, officer, affiliate of the company, or security holder is a party adverse to the company or any of its subsidiaries or has a material interest adverse to the company or any of its subsidiaries.

ADDITIONAL INFORMATION

ADDITIONAL INFORMATION

Annual Report. Our 2014 Annual Report on Form 10-K is available at www.viewourmaterials.com/rovi. We have filed our Annual Report on Form 10-K for the year ended December 31, 2014 with the SEC. It is available at the SEC’s website at www.sec.gov and on our website at www.rovicorp.com. If you would like a copy of these materials, we will send them to you without charge upon written request to our Corporate Secretary at 2830 De La Cruz Boulevard, Santa Clara, California 95050.

Stockholder Proposals for the 2016 Annual Meeting. If you want us to consider including a proposal in our proxy statement for our 2016 annual meeting of stockholders, you may do so by following the procedures prescribed in the Exchange Act. To be eligible for inclusion in our proxy statement and proxy materials, you must deliver a copy of your proposal to our Corporate Secretary at 2830 De La Cruz Boulevard, Santa Clara, California 95050 no later than December 1, 2015, which we believe is a reasonable time before we print and mail our proxy materials. In addition, if a stockholder proposal is not submitted to us before January 14, 2016, then the proxy to be solicited by the Board of Directors for the 2016 annual meeting of stockholders will confer authority on the holders of the proxy to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the 2016 annual meeting of stockholders without any discussion of the proposal in the proxy statement for such meeting. If we do not receive your proposal within the specified time frame, you will not be permitted to raise your proposal at the annual meeting.

Proxy Solicitation Costs. We will bear the cost of solicitation of proxies from our stockholders and the cost of printing and mailing this document. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders on our behalf by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation. We anticipate that we will pay MacKenzie Partners, Inc. a fee of up to approximately $575,000 plus expenses for these services, of which approximately $75,000 has been paid to date. The approximate number of MacKenzie Partners, Inc. employees who will solicit stockholders is 35. Rovi has agreed to indemnify MacKenzie Partners, Inc. against certain liabilities relating to, or arising out of, their engagement. We may also reimburse brokerage firms, fiduciaries and other persons representing beneficial owners of shares for their reasonable out-of-pocket expenses incurred in connection with forwarding voting information to the beneficial owners. Appendix A sets forth information relating to certain of our directors, officers and employees who are considered “participants” in this proxy solicitation under the rules of the SEC by reason of their position or because they may be soliciting proxies on our behalf.

Electronic Distribution of Proxy Materials. In addition to the printed copies mailed to our stockholders, we are pleased to offer to our stockholders the benefits and convenience of electronic delivery of annual meeting materials, including email delivery of future proxy statements, annual reports and related materials and on-line stockholder voting. If you would like to receive additional printed copies of this year’s proxy materials, please call 1-800-322-2885 or write to us at: Rovi Corporation, c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York NY 10016.

OTHER BUSINESS

OTHER BUSINESS

The Board of Directors does not presently intend to bring any other business before the meeting and, to the knowledge of the Board, no matters are to be acted upon at the meeting other than the matters described in this proxy statement. However, if any other business should properly come before the meeting, the proxy holders named on the enclosed BLUE proxy card will vote the shares for which they hold proxies in their discretion.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor at the telephone numbers or address set forth below:

MacKenzie Partners, Inc.

105 Madison Avenue, 17th Floor

New York, New York 10016

Email: proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)

Or

Call TOLL-FREE (800) 322-2885

By Order of the Board of Directors
Dated: April 13, 2015
Santa Clara, California

APPENDIX A: SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS

APPENDIX A: SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS

The following tables, “Director Nominees” and “Officers and Employees”, set forth the name and business address of our director nominees, and the name, present principal occupation and business address of our executive officers who, under the rules of the SEC, are considered to be “participants” in our solicitation of proxies from our stockholders in connection with our 2015 annual meeting (collectively, the “Participants”).

Except as described in the proxy statement or this Appendix A, to the Company’s knowledge: none of the Participants or their associates (i) beneficially owns, directly or indirectly, any shares or other securities of the Company or any of the Company’s subsidiaries or (ii) has a substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the annual meeting. In addition, neither the Company nor any of the Participants has been within the past year party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Other than as set forth in Appendix A or this proxy statement, none of the Participants or any of their associates have (i) any arrangements or understandings with any person with respect to any future employment by the Company or the Company’s affiliates or with respect to any future transactions to which the Company or any of the Company’s affiliates will or may be a party or (ii) a direct or indirect material interest in any transaction or series of similar transactions since the beginning of the Company’s last fiscal year or any currently proposed transactions, to which the Company or any of the Company’s subsidiaries was or is to be a party in which the amount involved exceeded $120,000.

Director Nominees

The names of our director nominees are set forth below, and the business address for all our director nominees is c/o Rovi Corporation, 2830 De La Cruz Boulevard, Santa Clara, California 95050.

Director Nominees:

Thomas Carson

Andrew K. Ludwick

Alan L. Earhart

N. Steven Lucas

James E. Meyer

James P. O’Shaughnessy

Ruthann Quindlen

The recent principal occupations of our director nominees are set forth under Proposal 1 of this proxy statement, titled “Election of Directors.”

Officers and Employees

The principal occupations of our executive officers who are considered Participants and their recent principal occupations are set forth below. The principal occupation refers to such person’s position with Rovi, and the business address for each person is c/o Rovi Corporation, 2830 De La Cruz Boulevard, Santa Clara, California 95050.

APPENDIX A: SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS

Executive Officers:

Thomas Carson, Chief Executive Officer

Peter Halt, Chief Financial Officer

Pamela Sergeeff, Executive Vice President, General Counsel

Information Regarding Ownership of Company Securities by Participants

The number of shares of Rovi common stock beneficially owned by our directors and named executive officers as of March 16, 2015 is set forth under the “Security Ownership of Certain Beneficial Owners and Management” section of this proxy statement.

Information Regarding Transactions in Rovi Securities by Participants

The following table sets forth information regarding purchases and sales of Rovi securities by each Participant during the past two years, except for N. Steven Lucas, who has made no such purchases or sales during the past two years. Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans and none of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

APPENDIX A: SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS

Name	Transaction Date	# of Shares	Transaction Description

Thomas Carson	6/7/2013	15,625	Exercise of non-qualified stock option/same-day-sale pursuant to 10b5-1 plan
	6/7/2013	(15,625)	Exercise of non-qualified stock option/same-day-sale pursuant to 10b5-1 plan
	6/7/2013	(2,352)	Sale of common stock pursuant to 10b5-1 plan
	6/7/2013	(30,778)	Sale of common stock pursuant to 10b5-1 plan
	1/7/2014	(8,802)	Shares sold to satisfy tax withholding obligations in connection with vesting of restricted stock
	1/8/2014	(16,198)	Sale of common stock pursuant to 10b5-1 plan
	1/31/2014	1,865	Purchase of common stock pursuant to Employee Stock Purchase Plan
	3/1/2014	135,000	Grant of non-qualified stock options
	3/1/2014	85,000	Grant of restricted stock award
	3/1/2014	85,000	Grant of restricted stock award with performance-based vesting criteria
	3/1/2014	29,625	Vesting of restricted stock shares with performance-based vesting criteria
	3/1/2014	31,150	Vesting of restricted stock shares with performance-based vesting criteria
	3/1/2014	(50,100)	Shares sold to satisfy tax withholding obligations in connection with vesting of restricted stock
	3/1/2014	(20,319)	Sale of common stock pursuant to 10b5-1 plan
	6/16/2014	(17,460)	Sale of common stock pursuant to 10b5-1 plan
	6/17/2014	(14,761)	Sale of common stock pursuant to 10b5-1 plan
	6/18/2014	(15,000)	Sale of common stock pursuant to 10b5-1 plan
	1/5/2015	(8,765)	Shares sold to satisfy tax withholding obligations in connection with vesting of restricted stock
	1/30/2015	1,130	Purchase of common stock pursuant to Employee Stock Purchase Plan
	3/1/2015	212,000	Grant of non-qualified stock options
	3/1/2015	84,000	Grant of restricted stock unit award
	3/1/2015	84,000	Grant of restricted stock unit award with performance-based vesting criteria

APPENDIX A: SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS

	3/1/2015	34,125	Vesting of restricted stock shares with performance-based vesting criteria
	3/1/2015	32,900	Vesting of restricted stock shares with performance-based vesting criteria
	3/1/2015	(58,397)	Shares withheld to satisfy tax withholding obligations upon vesting of restricted stock

Alan Earhart	7/1/2013	9,628	Grant of restricted stock award
	5/19/2014	25,000	Exercise of stock option
	5/19/2014	(25,000)	Acquisition of common stock
	7/1/2014	8,946	Grant of restricted stock award
	8/19/2014	(11,213)	Sale of common stock

Peter Halt	7/2/2013	(2,366)	Shares sold to satisfy tax withholding obligations in connection with vesting of restricted stock
	9/3/2013	(2,607)	Shares sold to satisfy tax withholding obligations in connection with vesting of restricted stock
	1/31/2014	1,864	Purchase of common stock pursuant to Employee Stock Purchase Plan
	3/1/2014	23,000	Grant of non-qualified stock options
	3/1/2014	25,000	Grant of restricted stock award
	3/1/2014	25,000	Grant of restricted stock award with performance-based vesting criteria
	3/1/2014	988	Vesting of restricted stock shares with performance-based vesting criteria
	3/1/2014	13,350	Vesting of restricted stock shares with performance-based vesting criteria
	3/3/2014	(14,873)	Shares sold to satisfy tax withholding obligations in connection with vesting of restricted stock
	7/2/2014	(3,282)	Shares sold to satisfy tax withholding obligations in connection with vesting of restricted stock
	9/2/2014	(2,382)	Shares sold to satisfy tax withholding obligations in connection with vesting of restricted stock
	1/30/2015	1,130	Purchase of common stock pursuant to Employee Stock Purchase Plan
	3/1/2015	40,000	Grant of non-qualified stock options

APPENDIX A: SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS

	3/1/2015	28,000	Grant of restricted stock unit award
	3/1/2015	28,000	Grant of restricted stock unit award with performance-based vesting criteria
	3/1/2015	1,138	Vesting of restricted stock shares with performance-based vesting criteria
	3/1/2015	14,100	Vesting of restricted stock shares with performance-based vesting criteria
	3/1/2015	(16,530)	Common stock surrendered to satisfy tax withholding obligations in connection with vesting of restricted stock

Andrew K. Ludwick	7/1/2013	9,628	Grant of restricted stock award
	7/1/2014	8,946	Grant of restricted stock award

James Meyer	7/1/2013	9,628	Grant of restricted stock award
	7/1/2014	8,946	Grant of restricted stock award

James O’Shaughnessy	7/1/2013	9,628	Grant of restricted stock award
	2/25/2014	(5,000)	Sale of common stock
	7/1/2014	8,946	Grant of restricted stock award
	8/12/2014	(5,000)	Sale of common stock

Ruthann Quindlen	7/1/2013	9,628	Grant of restricted stock award
	8/5/2013	(7,050)	Sale of common stock
	7/1/2014	8,946	Grant of restricted stock award
	8/11/2014	(9,628)	Sale of common stock

Pamela A. Sergeeff	7/31/2013	1,253	Purchase of common stock pursuant to Employee Stock Purchase Plan
	8/1/2013	(1,253)	Common stock sold pursuant to 10b5-1 plan
	9/3/2013	(724)	Shares sold to satisfy tax withholding obligations in connection with vesting of restricted stock
	9/3/2013	(676)	Shares sold to satisfy tax withholding obligations in connection with vesting of restricted stock
	9/3/2013	(773)	Shares sold to satisfy tax withholding obligations in connection with vesting of restricted stock
	1/31/2014	1,326	Purchase of common stock pursuant to Employee Stock Purchase Plan

APPENDIX A: SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS

2/3/2014	(1,326)	Common stock sold pursuant to 10b5-1 plan
3/3/2014	(5,082)	Shares sold to satisfy tax withholding obligations in connection with vesting of restricted stock
3/1/2014	18,500	Grant of non-qualified stock options
3/1/2014	20,000	Grant of restricted stock award
3/1/2014	30,000	Grant of restricted stock award
3/1/2014	20,000	Grant of restricted stock award with performance-based vesting criteria
7/31/2014	538	Purchase of common stock pursuant to Employee Stock Purchase Plan
8/1/2014	(538)	Common Stock sold pursuant to 10b5-1 plan
9/2/2014	(1,431)	Shares sold to satisfy tax withholding obligations in connection with vesting of restricted stock
1/30/2015	623	Purchase of common stock pursuant to Employee Stock Purchase Plan
2/2/2015	(623)	Common stock sold pursuant to 10b5-1 plan
3/1/2015	(7,041)	Shares withheld to satisfy tax withholding obligations upon vesting of restricted stock
3/1/2015	25,000	Grant of non-qualified stock options
3/1/2015	21,000	Grant of restricted stock unit award
3/1/2015	21,000	Grant of restricted stock unit award with performance-based vesting criteria

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 p.m. Eastern Time the day prior to the annual meeting.
VOTE BY INTERNET – WWW.CESVOTE.COM
Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time the day prior to the annual meeting date. Have your BLUE proxy card in hand when you access the website and follow the instructions.
OR
VOTE BY TELEPHONE – 1-888-693-8683
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day prior to the annual meeting date. Have your BLUE proxy card in hand when you call and then follow the instructions.
OR
VOTE BY MAIL
Mark, sign and date your BLUE proxy card and return it in the postage-paid envelope we have provided or return your BLUE proxy card to: Rovi Corporation, c/o Corporate Election Services, P.O. Box 3230, Pittsburgh PA 15230 to ensure your proxy is received prior to the Annual Meeting.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your BLUE proxy card
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your BLUE proxy card
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 13, 2015
The Proxy Statement and our 2014 Annual Report to Stockholders are available on the Internet at: www.ViewOurMaterial.com/rovi
CONTROL NUMBER
If submitting a proxy by mail, please sign and date the BLUE proxy card below and fold and detach card at perforation before mailing.
The Board of Directors recommends you vote FOR the following:
1. To elect the seven nominees for director named below to hold office as members of the Board of Directors until the 2016 annual meeting of stockholders.
1. Thomas Carson
5. James E. Meyer
2. Alan L. Earhart
6. James P. O’Shaughnessy
3. N. Steven Lucas
7. Ruthann Quindlen
4. Andrew K. Ludwick
FOR ALL WITHHOLD ALL FOR ALL EXCEPT
To withhold authority to vote for an individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below:
The Board of Directors recommends you vote FOR proposals 2 and 3.
2. Ratification of the selection of Independent Registered Public Accounting Firm for fiscal 2015.
FOR AGAINST ABSTAIN
3. Advisory vote to approve named executive officer compensation.
FOR AGAINST ABSTAIN
Note: In their discretion, the proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment thereof.
Stockholder Signature Date
Title
Stockholder (Joint Owner) Signature Date
Title
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

TO SUBMIT A PROXY BY MAIL, DETACH ALONG THE PERFORATION, MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION PROMPTLY USING THE ENCLOSED ENVELOPE.
ROVI CORPORATION Annual Meeting of Stockholders May 13, 2015 This proxy is solicited by the Board of Directors
The stockholder(s) hereby appoint(s) Thomas Carson and Peter Halt, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of ROVI CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Pacific Time on May 13, 2015, at the Company’s Headquarters located at 2830 De La Cruz Blvd., Santa Clara, CA 95050 and any adjournment or postponement thereof. Directions to the annual meeting can be found at www.rovicorp.com.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, FOR PROPOSAL 2 AND FOR PROPOSAL 3.
(Continued, and to be marked, dated and signed, on the other side)